Exhibit (a)(1)(i)
Offer to Exchange Shares of Common Stock and Cash
by
FINISAR CORPORATION
For Up to $95,000,000 Aggregate Principal Amount of its Outstanding
Convertible Notes Described in the Table Below
for Exchange Consideration Not Greater than $750
Nor Less than $700
Per $1,000 Principal Amount of Notes,
Plus Accrued and Unpaid Interest Thereon to Be Paid in Cash

Outstanding
Principal Amount	Title of Securities	CUSIP	Maturity
$50,000,000	2 1/2% Convertible Subordinated Notes due 2010	31787AAF8	October 15, 2010
$92,000,000	2 1/2% Convertible Senior Subordinated Notes due 2010	31787AAG6 & 31787AAH4	October 12, 2010
THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON THURSDAY, AUGUST 6, 2009,
UNLESS THE EXCHANGE OFFERS ARE EXTENDED.
     Finisar Corporation, a Delaware corporation (the “Company,” “we,” “our” or “us”), is offering to exchange, in separate concurrent offers as set forth below (each, an “Exchange Offer” and together, the “Exchange Offers”), shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and cash for:
(i)	an aggregate of up to $37,500,000 principal amount of our outstanding 2 1/2% Convertible Subordinated Notes due 2010 (the “Sub Notes,” and the Exchange Offer for such Sub Notes, the “Sub Notes Offer”); and

(ii)	an aggregate of up to $57,500,000 principal amount of our outstanding 2 1/2% Convertible Senior Subordinated due 2010 (the “Senior Sub Notes,” and the Exchange Offer for such Senior Sub Notes, the “Senior Sub Notes Offer”);
upon the terms and subject to the conditions set forth in this Offer to Exchange (the “Offer to Exchange”), the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (which together, as they may be amended or supplemented from time to time, collectively constitute the “Exchange Offer Documents”). In this Offer to Exchange, we refer to the Sub Notes and the Senior Sub Notes collectively as the “Notes.”
     We will exchange up to an aggregate of $37,500,000 principal amount of Sub Notes (the “Sub Notes Offer Amount”). We will exchange up to an aggregate of $57,500,000 principal amount of Senior Sub Notes (the “ Senior Sub Notes Offer Amount”). For each $1,000 principal amount of Notes validly tendered and not withdrawn in each Exchange Offer, the holders of such Notes (each, a “Holder,” and together, the “Holders”) will receive consideration with a value not greater than $750 nor less than $700 (the “Exchange Consideration”), with such value determined by the “Modified Dutch Auction” procedure described below, plus accrued and unpaid interest up to, but excluding, the settlement date payable in cash. We will conduct a separate “Modified Dutch Auction” procedure for each Exchange Offer.
     The mix of Exchange Consideration for each Exchange Offer will consist of (i) $525 in cash, and (ii) a number of shares of our Common Stock with a value equal to the Exchange Consideration minus $525 (the “Common Stock Portion”, and such number of shares of our Common Stock being the “Common Stock Consideration”). Although the cash portion of the Exchange Consideration for each Exchange Offer is fixed, the Common Stock Portion of the Exchange Consideration for each Exchange Offer may vary depending on the final value of the Exchange Consideration determined for such Exchange Offer by the “Modified Dutch Auction” procedure described herein. The number of shares of Common Stock that you will receive as part of the Exchange Consideration in each Exchange Offer will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 8 trading days from and including July 13, 2009 to and including July 22, 2009 (the “8-day VWAP”). We will announce the 8-day VWAP prior to the opening of trading on July 23, 2009. The 8-day VWAP will be the same for both Exchange Offers. Accrued and unpaid interest on Notes validly tendered and not withdrawn in each Exchange Offer, up to, but not including, the settlement date, will be paid in cash.

     Under the “Modified Dutch Auction” procedure, we will determine the value of the Exchange Consideration that we will pay per $1,000 principal amount of each series of Notes validly tendered and not properly withdrawn from the Exchange Offers, taking into account the total amount of Notes validly tendered and not properly withdrawn in each Exchange Offer and the range of possible consideration specified by tendering Note holders (each, a “Holder”, and together, “Holders”). For each Exchange Offer, we will determine a single value for the Exchange Consideration, which, in each case, will not be less than $700 or more than $750 per $1,000 principal amount of Notes, that will allow us to purchase:
     (i) $37,500,000 aggregate principal amount of the Sub Notes or such lesser amount; and
     (ii) $57,500,000 aggregate principal amount of the Senior Sub Notes or such lesser amount;
in each case, validly tendered pursuant to the Exchange Offers and not properly withdrawn.
     All Notes exchanged in each Exchange Offer will be exchanged for the same Exchange Consideration, including those Notes tendered by Holders for Exchange Consideration in amounts less than the Exchange Consideration determined by us for that Exchange Offer. Only Notes validly tendered and not properly withdrawn from the Exchange Offers for Exchange Consideration equal to or less than the Exchange Consideration determined by us will be exchanged. However, due to the proration provisions described herein, we may not exchange all of the Notes tendered at or below the value of the Exchange Consideration if more than the aggregate amount of Notes that we seek to exchange are tendered at or below the Exchange Consideration. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Exchange Offers. As of July 8, 2009, an aggregate of $50,000,000 principal amount of Sub Notes were outstanding and $92,000,000 principal amount of Senior Sub Notes were outstanding. Accordingly, the $37,500,000 aggregate principal amount of Sub Notes that we are offering to exchange pursuant to the Sub Notes Offer represents 75.0% of the total aggregate outstanding principal amount of the Sub Notes and the $57,500,000 aggregate principal amount of Senior Sub Notes that we are offering to exchange pursuant to the Senior Sub Notes Offer represents 62.5% of the total aggregate outstanding principal amount of the Senior Sub Notes.
     If the amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined herein) at or below the Exchange Consideration exceeds the Sub Notes Offer Amount and/or the Senior Sub Notes Offer Amount (together, the “Exchange Offer Amount”), we will accept for payment the Notes that are validly tendered and not properly withdrawn from such oversubscribed Exchange Offer at or below the Exchange Consideration on a pro rata basis from among such tendered Sub Notes and/or on a pro rata basis from among such tendered Senior Sub Notes, respectively. In all cases, we will make appropriate adjustments to avoid exchanges of Notes in a principal amount other than an integral multiple of $1,000.
     THE EXCHANGE OFFERS ARE SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 10 OF THE EXCHANGE OFFERS, “CONDITIONS OF THE EXCHANGE OFFERS.”
     You should read the Exchange Offer Documents in their entirety. You should carefully consider the risk factors beginning on page 11 of this Offer to Exchange, as well as Section 5 of The Exchange Offers, “Certain Significant Considerations,” before you decide whether or not to participate in the Exchange Offers and, through participation in the Exchange Offers, make an investment in shares of our Common Stock.
     The Notes are eligible for trading in the PORTAL Market, however trading in the Notes has been limited. Our shares of Common Stock are traded on The NASDAQ Global Select Market under the symbol “FNSR.” As of July 8, 2009, the closing price of our shares of Common Stock on The NASDAQ Global Select Market was $0.46 per share.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE OFFERS OR THE COMMON STOCK PORTION OF THE EXCHANGE CONSIDERATION OFFERED IN EACH OF THE EXCHANGE OFFERS OR DETERMINED IF THE EXCHANGE OFFERS ARE ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFERS. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, PIPER JAFFRAY & CO., OUR

FINANCIAL ADVISOR IN CONNECTION WITH THE EXCHANGE OFFERS (THE “FINANCIAL ADVISOR”), MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE EXCHANGE OFFERS (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE EXCHANGE OFFERS (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES OR AS TO THE EXCHANGE CONSIDERATION AT WHICH YOU MAY CHOOSE TO TENDER YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXCHANGE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER AND THE EXCHANGE CONSIDERATION AT WHICH YOU WOULD BE WILLING TO TENDER YOUR NOTES. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO EXCHANGE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFERS. SEE SECTION 1 OF THE EXCHANGE OFFERS, “PURPOSE OF THE EXCHANGE OFFERS; CERTAIN INFORMATION ABOUT THE COMPANY.”
     We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Common Stock Portion of the Exchange Consideration from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Common Stock Portion of the Exchange Consideration from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offers.
July 9, 2009

IMPORTANT
     Any Holder desiring to tender Notes in the Exchange Offers must (i) in the case of a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender your Notes, or (ii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered Holders of Notes are entitled to tender such Notes (except as set forth in the Letter of Transmittal). A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes so registered. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”
     All tenders of Notes must be made before the Exchange Offers expire at 5:00 p.m., New York City time, on Thursday, August 6, 2009 (the “Expiration Date”) (unless the Exchange Offers are extended or terminated by us). You must validly tender your Notes for exchange in the Exchange Offers on or prior to the Expiration Date to receive the Exchange Consideration. You may withdraw Notes tendered in either of the Exchange Offers at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
     A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available, who cannot deliver all required documents to the Depositary prior to the expiration of the Exchange Offers, or who cannot comply in a timely manner with the procedure for The Depository Trust Company (“DTC”) transfer described herein, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”
     The Depositary and DTC have confirmed to us that the Exchange Offers are eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offers by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date (as defined herein) must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”
     Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Exchange Offers. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Financial Advisor, the Information Agent and the Depositary in connection with the Exchange Offers.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE EXCHANGE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THOSE CONTAINED IN THE EXCHANGE OFFER DOCUMENTS. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY.
     We are making the Exchange Offers to all Holders. However, if we become aware of any jurisdiction in which the making of the Exchange Offers or the tender of Notes pursuant to the Exchange Offers would not be in compliance with the laws of such jurisdiction, and after making a good faith effort we cannot comply with any such law, the Exchange Offers will not be made to the Holders residing in that jurisdiction. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in our affairs or any of our subsidiaries since the date hereof.
     The Exchange Offer Documents contain important information which should be read carefully and in its entirety before any decision is made with respect to the Exchange Offers.
     You may contact the Information Agent, the Financial Advisor or your broker, bank or other nominee for assistance in connection with the Exchange Offers. To request additional copies of the Exchange Offer Documents, please contact the Information Agent. The contact information for the Information Agent and the Financial Advisor is set forth on the back cover of this Offer to Exchange.
AVAILABLE INFORMATION
     We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Exchange concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.
     We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) under Section 13(e)(4) of the Exchange Act and Rule 13e-4 of the Commission, furnishing certain information with respect to the Exchange Offers. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:
•	our annual report on Form 10-K for the fiscal year ended April 30, 2009, filed with the SEC on July 9, 2009;

•	our joint proxy statement/prospectus on Form S-4/A for the annual meeting of stockholders, filed with the SEC on July 22, 2008;

•	our current reports on Form 8-K, filed with the SEC on May 16, 2008, July 1, 2008, July 24, 2008, July 29, 2008, September 2, 2008, November 3, 2008, January 7, 2009, February 6, 2009, March 12, 2009 and July 9, 2009; and

•	our current reports on Form 8-K/A, filed with the SEC on July 24, 2008 and September 3, 2008.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.
     You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting us at 1389 Moffett Park Drive, Sunnyvale, California 94089,

v

telephone: (408) 548-1000. We will provide the documents incorporated herein by reference, without charge, upon written or oral request.
FORWARD-LOOKING STATEMENTS
     This Offer to Exchange and the documents incorporated herein by reference contain “forward-looking statements.” These statements are based on our management’s current expectations, estimates, beliefs, assumptions and projections about our business. All statements other than statements of historical fact included or incorporated herein regarding our strategy, future operations, objectives or financial prospects are forward-looking statements, including:
•	any projection of cash resources, revenues, operating expenses or other financial terms;

•	any statement concerning proposed new products or services, and commercial acceptance of high-speed networking and storage technologies;

•	any statement regarding proposed or potential financing activities;

•	any statement regarding our ability to maintain prices, gross margins or market share;

•	any statement regarding our pending or future mergers or acquisitions;

•	any statement regarding future economic conditions or performance; and

•	any statement of the assumptions underlying any of the foregoing.
     In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of those terms or other comparable terms. These statements involve risks, uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause or contribute to such differences include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this Offer to Exchange as well as in our most recent annual report on Form 10-K and any amendments thereto filed with the SEC and incorporated by reference herein. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.
     Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

SUMMARY TERM SHEET
     We are providing this summary term sheet in the form of answers to questions that you may have as a holder of Notes for your convenience. It highlights certain material information in this Offer to Exchange, but you should realize that it does not describe all of the details of the Exchange Offers to the same extent described elsewhere in this Offer to Exchange and in the other Exchange Offer Documents. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Exchange and the Letter of Transmittal. We urge you to read the entire Offer to Exchange and the Letter of Transmittal because they contain the full details of the Exchange Offers.
Who is offering to exchange my Notes?
     Finisar Corporation, a Delaware corporation and the issuer of the Notes.
Which securities of the Company are the subjects of the Exchange Offers?
     We are offering to exchange shares of Common Stock and cash in separate concurrent Exchange Offers for the following Notes:

Outstanding
Principal Amount	Title of Securities	CUSIP	Maturity
$50,000,000	2 1/2% Convertible Subordinated Notes due 2010	31787AAF8	October 15, 2010
$92,000,000	2 1/2% Convertible Senior Subordinated Notes due 2010	31787AAG6 & 31787AAH4	October 12, 2010
What is the purpose of the Exchange Offers?
     We are making the Exchange Offers in order to reduce the principal amount of our outstanding indebtedness under the Notes. Both series of Notes mature in October 2010. We believe that it is prudent to use a combination of our cash on hand, the net proceeds from the pending sale of our Network Tools Division and borrowings under our bank credit facility, as our bank has committed to modify it, to substantially reduce our indebtedness under the Notes well in advance of their maturity. We believe that restructuring our balance sheet in this way will provide us with greater financial flexibility and reduce the risks that adverse developments in the credit or capital markets or an adverse change in our business would make it difficult for us to pay the outstanding principal balance of the Notes at their maturity. See Section 1 of The Exchange Offers, “Purpose of the Exchange Offers; Certain Information about the Company.”
What aggregate principal amount of the Sub Notes is being sought in the Sub Notes Offer?
     We are offering to exchange shares of our Common Stock and cash for an aggregate of up to $37,500,000 principal amount of Sub Notes (representing 75.0% of the aggregate outstanding principal amount of Sub Notes as of July 8, 2009) validly tendered and not properly withdrawn in the Sub Notes Offer.
     In accordance with the rules of the SEC, we may purchase an additional amount of Sub Notes not to exceed 2% of the aggregate principal amount outstanding without amending or extending the Exchange Offers.
What aggregate principal amount of the Senior Sub Notes is being sought in the Senior Sub Notes Offer?
     We are offering to exchange shares of our Common Stock and cash for an aggregate of up to $57,500,000 principal amount of Senior Sub Notes (representing 62.5% of the aggregate outstanding principal amount of Senior Sub Notes as of July 8, 2009) validly tendered and not properly withdrawn in the Senior Sub Notes Offer.
     In accordance with the rules of the SEC, we may purchase an additional amount of Senior Sub Notes not to exceed 2% of the aggregate principal amount outstanding without amending or extending the Exchange Offers.

What total principal amount of Notes is being sought in the Exchange Offers?
     We are offering to exchange shares of our Common Stock and cash in two separate concurrent Exchange Offers for an aggregate of up to $95,000,000 principal amount of Notes (representing approximately 66.9% of the aggregate outstanding principal amount of both series of Notes as of July 8, 2009) validly tendered and not properly withdrawn. See Section 3 of The Exchange Offers, “Terms of the Exchange Offers.”
What will I receive in exchange for my Sub Notes and Senior Sub Notes?
     We are conducting the Sub Notes Offer and the Senior Sub Notes Offer through a procedure commonly referred to as a “Modified Dutch Auction.” This procedure allows you to specify the value of the consideration, within a range of acceptable Exchange Consideration specified by us, for which you are willing to exchange your Notes. We are offering to exchange each $1,000 principal amount of Notes for Exchange Consideration with a value not greater than $750 nor less than $700 per $1,000 principal amount of Notes (the “Consideration Range”), with such Exchange Consideration consisting of (i) $525 in cash, and (ii) the Common Stock Consideration. After each Exchange Offer expires, we will look at the value of the consideration within the Consideration Range specified by each Holder for all Notes validly tendered and not properly withdrawn. We will then determine the lowest value of Exchange Consideration within the Consideration Range for each Exchange Offer that will allow us to purchase:
     (i) $37,500,000 aggregate principal amount of Sub Notes, or such lesser amount validly tendered pursuant to the Sub Notes Offer and not properly withdrawn, and
     (ii) $57,500,000 aggregate principal amount of Senior Sub Notes, or such lesser amount, validly tendered pursuant to the Senior Sub Notes Offer and not properly withdrawn. Accrued and unpaid interest on Notes validly tendered and not withdrawn, up to, but not including, the settlement date, will be paid in cash.
     All Notes exchanged in each Exchange Offer will be exchanged for the same Exchange Consideration as all other Notes in such Exchange Offer, including those Notes tendered by Holders for Exchange Consideration in amounts less than the Exchange Consideration determined by us for such Exchange Offer. Only Notes validly tendered and not properly withdrawn from the Exchange Offers for Exchange Consideration equal to or less than the Exchange Consideration determined by us for such Exchange Offer will be exchanged. However, due to the proration provisions described herein, we may not exchange all of the Notes tendered at or below the value of the Exchange Consideration for such Exchange Offer if more than the aggregate amount of Notes that we seek to exchange in each of the Exchange Offers are tendered at or below the Exchange Consideration. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders, at our expense, promptly after the expiration of the Exchange Offers. See Section 3 of The Exchange Offers, “Terms of the Exchange Offers.”
How many shares of Common Stock will I receive in exchange for the portion of the Exchange Consideration consisting of shares of Common Stock?
     The number of shares of Common Stock you receive as part of the Exchange Consideration will equal the quotient obtained by dividing (x) the Common Stock Portion for such Exchange Offer by (y) the 8-day VWAP, as further described herein. We will announce the 8-day VWAP prior to the opening of trading on July 23, 2009. Accrued and unpaid interest on Notes validly tendered and not withdrawn, up to, but not including, the settlement date, will be paid in cash.
     Although the cash portion of the Exchange Consideration for each Exchange Offer is fixed, the Common Stock Portion of the Exchange Consideration for each Exchange Offer may vary depending on the final value of the Exchange Consideration determined for such Exchange Offer by the “Modified Dutch Auction” procedure described herein.

Will I receive fractional shares of Common Stock?
     No. We will pay cash in lieu of issuing a fractional share of Common Stock.
How do I specify my value of Exchange Consideration within the Consideration Range?
     In order to specify the value of Exchange Consideration for which you are willing to exchange your Notes, you must indicate the Exchange Consideration within the Consideration Range (in multiples of $5 per $1,000 principal amount) at which you wish to tender your Notes in the section of the Letter of Transmittal captioned “Description of Notes Tendered—Value of Exchange Consideration per $1,000 Principal Amount in Increments of $5 (not greater than $750 or less than $700)” (if you hold the Notes in physical form) or by instructing the registered holder of your Notes (if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee). Alternatively, if you wish to maximize the chance that we will exchange your Notes, you should refrain from specifying the Exchange Consideration at which you are tendering your Notes, in which case, you will accept the Exchange Consideration determined by us in the Exchange Offers. You should understand that not specifying the value of Exchange Consideration within the Consideration Range at which your Notes are being tendered may have the effect of lowering the Exchange Consideration for Notes in the Exchange Offers, and could result in your Notes being exchanged at the minimum Exchange Consideration of $700 per $1,000 principal amount. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”
Are there any conditions of the Exchange Offers?
     We will not be obligated to consummate the Exchange Offers if the documentation formalizing the modifications that Silicon Valley Bank has committed to make to our existing credit facilities has not been executed and delivered by the parties prior to the Expiration Date.
     Our obligation to accept for exchange, and to exchange for Notes validly tendered pursuant to the Exchange Offers is conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of certain additional conditions set forth in Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”
What will happen if not enough Notes are tendered?
     The Exchange Offers are not conditioned on a minimum amount of Notes being tendered and not withdrawn. See Section 3 of The Exchange Offers, “Terms of the Exchange Offers,” Section 8 of The Exchange Offers, “Acceptance of Notes for Exchange; Accrual of Interest” and Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”
What will happen if more Notes are tendered than the Exchange Offer Amount?
     In the event that the amount of Notes validly tendered on or prior to the Expiration Date at or below the Exchange Consideration determined by us exceeds the aggregate principal amount of the Sub Notes and/or the aggregate principal amount of the Senior Sub Notes we are seeking to exchange in the Exchange Offers, then we will accept for exchange (i) the Sub Notes that are validly tendered and not properly withdrawn at or below the Exchange Consideration determined by us on a pro rata basis from among such tendered Sub Notes, and (ii) the Senior Sub Notes that are validly tendered and not properly withdrawn at or below the Exchange Consideration determined by us on a pro rata basis from among such tendered Senior Sub Notes. In all cases, we will make appropriate adjustments to avoid exchanging Notes in a principal amount other than an integral multiple of $1,000. See Section 3 of The Exchange Offers, “Terms of the Exchange Offers” and Section 8 of The Exchange Offers, “Acceptance of Notes for Exchange; Accrual of Interest.”
     You may select which of your tendered Sub Notes and which of your tendered Senior Sub Notes you would like exchanged first in the event of such a pro rata acceptance of tendered Notes by indicating such preference in the section of the Letter of Transmittal captioned “Description of Notes Tendered” (if you hold the Notes in physical form) or by instructing the registered holder of your Notes (if you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee).
Is there a minimum amount of either series of Notes being sought in the Exchange Offers?
     No.

Is there a maximum amount of either series of Notes being sought in the Exchange Offers?
     Yes. We are offering to exchange shares of our Common Stock and cash for up to $37,500,000  aggregate principal amount of the Sub Notes. We are offering to exchange shares of our Common Stock and cash for up to $57,500,000 aggregate principal amount of the Senior Sub Notes.
Who may participate in the Exchange Offers?
     Any Holder of Sub Notes may participate in the Sub Notes Offer and any Holder of Senior Sub Notes may participate in the Senior Sub Notes Offer.
When do the Exchange Offers expire?
     The Exchange Offers will expire at 5:00 p.m., New York City time, on Thursday, August 6, 2009, unless the Exchange Offers are extended. We refer to this date and time in this Offer to Exchange as the “Expiration Date,” unless and until we, in our sole discretion, shall have extended the period of time during which the Exchange Offers will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Exchange Offers, as so extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Exchange Offers. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.
Can the Exchange Offers be extended, amended or terminated, and if so, under what circumstances?
     Yes, we can extend or amend the Exchange Offers in our sole discretion. If we extend the Exchange Offers, we will delay the acceptance of any Notes that have been tendered. See Section 4 of The Exchange Offers, “Amendment; Extension; Waiver; Termination.” We can terminate the Exchange Offers under certain circumstances. See Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”
How will I be notified if you extend the Exchange Offers?
     If we extend the Exchange Offers, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Exchange Offers. See Section 4 of The Exchange Offers, “Amendment; Extension; Waiver; Termination.”
When will I receive my Exchange Consideration?
     Your Exchange Consideration will be delivered promptly following the Expiration Date of the Exchange Offers, which in no event will be later than seven business days after the Expiration Date and which we expect will take place in accordance with standard industry practice. See Section 8 of The Exchange Offers, “Acceptance of Notes for Exchange; Accrual of Interest.”
What are the sources of the Exchange Consideration?
     The portion of the Exchange Consideration consisting of cash will be paid for with a combination of (i) cash on hand, (ii) proceeds from the sale of assets of our Network Tools Division pursuant to an agreement that we entered into on July 8, 2009 and (iii) borrowings under our credit facility as our bank has committed to modify it. The portion of the Exchange Consideration consisting of shares of Common Stock will be shares newly issued for that purpose. See Section 9 of The Exchange Offers, “Source and Amount of Exchange Consideration” and Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”

What will the ownership of the Company be if the Exchange Offers are consummated?
     Because the 8-day VWAP will not be known until July 23, 2009 and the Exchange Consideration will not be known until after the Expiration Date, we cannot currently determine how many shares of Common Stock will be issued as Common Stock Consideration. However, assuming (i) the maximum of $37,500,000 aggregate principal amount of outstanding Notes is tendered in the Sub Notes Offer and the maximum of $57,500,000  aggregate principal amount of outstanding Notes is tendered in the Senior Sub Notes Offer, (ii) the Exchange Consideration is determined to be the maximum of $750 per $1,000 principal amount of Notes, and (iii) an 8-day VWAP of $0.46 (which was the closing sale price of our Common Stock on July 8, 2009), we will issue 46,467,391 shares of Common Stock as the portion of the Exchange Consideration consisting of shares of Common Stock, or approximately 9.58% of our outstanding Common Stock as of July 8, 2009, when the Exchange Offers are consummated.
Will the portion of the Exchange Consideration consisting of shares of Common Stock be freely tradable?
     The portion of the Exchange Consideration consisting of shares of Common Stock to be issued in the Exchange Offers has not been registered with the SEC. As described elsewhere in this Offer to Exchange, the issuance of shares of Common Stock upon exchange of the Notes in the Exchange Offers is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and, therefore, certain Holders may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the Exchange Offers should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the Exchange Offers, you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP prior to tendering your Notes. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18 of The Exchange Offers, “Certain Securities Laws Considerations.”
How do I tender my Notes?
     The manner in which you may validly tender your Notes will depend on the manner in which you hold such Notes:
•	if your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee effect the tender of those Notes that you wish to tender in the Exchange Offers; or

•	if you hold physical certificates evidencing Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.
     A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available, or who cannot deliver all required documents to the Depositary prior to the expiration of the Exchange Offers, or who cannot comply in a timely manner with the procedure for DTC transfer described herein, may tender the Notes by following the procedure for guaranteed delivery set forth in Section 6 of The Exchange Offers, “Procedures for Tendering Notes.”
     Only registered Holders are entitled to tender such Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes in the Exchange

Offers. See Section 6 of The Exchange Offers, “Procedures for Tendering Notes” and Section 8 of The Exchange Offers, “Acceptance of Notes for Exchange; Accrual of Interest.”
If I change my mind, can I withdraw my tender of Notes?
     Yes. Tenders of either series of Notes may be withdrawn from the Exchange Offer related to such series of Notes at any time prior to the Expiration Date. In general, you need only notify the Depositary on or prior to the Expiration Date in writing (unless such Notes were tendered by DTC transfer) of your intention to withdraw Notes previously tendered. However, if you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding withdrawal. You may also withdraw your Notes at any time after midnight on Wednesday, September 2, 2009, the date that is forty business days from the commencement of the Exchange Offers, if we have not yet accepted for exchange any Notes that you have tendered in the Exchange Offers.
     Please read the procedures detailed in Section 7 of The Exchange Offers, “Withdrawal of Tenders.” No consideration shall be exchanged in respect of Notes so withdrawn.
What if I do not want to tender my Notes?
     Notes not tendered and exchanged pursuant to the Exchange Offers will remain outstanding. As a result of the consummation of the Exchange Offers, the aggregate principal amount of Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Exchange Offers. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective Indentures (as defined herein) governing the Notes, will remain unchanged. No amendment to either of the Indentures is being sought. See Section 5 of The Exchange Offers, “Certain Significant Considerations.”
What risks should I consider in deciding whether or not to tender any or all of my Notes?
     In deciding whether to participate in either Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offers, and those affecting our businesses, described in the section entitled “Risk Factors” and in the documents incorporated by reference in this Offer to Exchange.
How will the Exchange Offers affect the trading market for the Notes that are not exchanged?
     The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. If a sufficiently large aggregate principal amount of the Notes for either series of the Notes does not remain outstanding after the Exchange Offers, the trading market for the remaining outstanding Notes of such series may become less liquid, and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in such series of the Notes. In such an event, your ability to sell your Notes not tendered in the Exchange Offers may be impaired. See “Risk Factors.”
Has the Board of Directors approved the Exchange Offers?
     Yes, our Board of Directors has approved the Exchange Offers. However, neither we nor our Board of Directors, the Financial Advisor, the Information Agent nor the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the amount of Exchange Consideration in exchange for which you may choose to tender your Notes.
What are the material tax consequences of tendering my Notes?
     The Sub Notes were originally issued on October 15, 2003. Although not free from doubt, the exchange of the Sub Notes for cash and Common Stock pursuant to the Sub Notes Offer should be treated as part of a recapitalization for U.S. federal income tax purposes. Any consideration allocable to accrued but unpaid interest generally will be taxable to a holder of the Sub Notes to the extent not previously included in such holders’ gross income.
     The Senior Sub Notes were issued on October 12, 2006, in connection with an exchange agreement pursuant to which certain holders of Sub Notes agreed to exchange their Sub Notes for the Senior Sub Notes. Certain terms of the Senior Sub Notes were different than the Sub Notes. Holders of the Senior Sub Notes should have previously considered whether the 2006 exchange of Sub Notes for the Senior Sub Notes was a taxable exchange. Because the term to maturity of the Senior Sub Notes is less than five years, it is unclear whether the Senior Sub Notes are “securities” for U.S. federal income tax purposes. It is therefore unclear whether the exchange of the Senior Sub Notes for cash and Common Stock pursuant to the Senior Sub Notes Offer will constitute a fully taxable transaction or a tax-free recapitalization for U.S. federal income tax purposes.
     You are urged to consult your own tax advisors as to the specific U.S. federal, state, local and foreign tax consequences to you of tendering the Notes pursuant to the Exchange Offers. See Section 11 of The Exchange Offers, “Certain U.S. Federal Income Tax Considerations.”
Who is the Financial Advisor?
     Piper Jaffray & Co. is serving as our Financial Advisor in connection with the Exchange Offers. The address and telephone numbers for the Financial Advisor are set forth on the back cover of this Offer to Exchange. See Section 15 of The Exchange Offers, “The Financial Advisor, Information Agent and Depositary.”
Who is the Depositary?
     American Stock Transfer & Trust Company is serving as Depositary in connection with the Exchange Offers. The addresses and telephone numbers for the Depositary are set forth on the back cover of this Offer to Exchange. See Section 15 of The Exchange Offers, “The Financial Advisor, Information Agent and Depositary.”
Who is the Information Agent?
     MacKenzie Partners, Inc. is serving as Information Agent in connection with the Exchange Offers. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Exchange. See Section 15 of The Exchange Offers, “The Financial Advisor, Information Agent and Depositary.”

Our Company
     We are a leading provider of optical subsystems and components that provide the fundamental optical-electrical interface for connecting equipment used in building a wide range of communication networks including local area networks, or LANs, storage area networks, or SANs, metropolitan area networks, or MANs, fiber-to-home networks, or FTTx, cable television networks, or CATV, and wide area networks, or WANs. Our optical subsystems consist primarily of transceivers and transponders These products rely on the use of digital and analog RF semiconductor lasers in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable using a wide range of network protocols, transmission speeds and physical configurations over distances of 70 meters to 200 kilometers. We also provide wavelength selective switch reconfigurable optical add/drop multiplexer products, or WSS ROADMs, and linecards that enable network operators to switch wavelengths in MAN and WAN networks without the need for converting to an electrical signal. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications. Our manufacturing operations are vertically integrated and include an internal manufacturing, assembly and test capability. We sell our optical subsystem and component products to manufacturers of storage and networking equipment such as Brocade, Cisco Systems, EMC, Emulex, Ericsson, Hewlett-Packard Company, Huawei, IBM, Tellabs and Qlogic.
     On August 29, 2008, we completed a business combination with Optium Corporation, a leading designer and manufacturer of high performance optical subsystems for use in telecommunications and cable TV network systems. The combination was consummated as a merger of Optium with a wholly-owned subsidiary of Finisar. We have accounted for the combination of Finisar and Optium using the purchase method of accounting and as a result have included the operating results of Optium in our consolidated financial results since the August 29, 2008 merger date. The Optium results are included in our optical subsystems and components segment. We believe that the combination of the two companies created the world’s largest supplier of optical components, modules and subsystems for the communications industry and will leverage the Company’s leadership position in the storage and data networking sectors of the industry and Optium’s leadership position in the telecommunications and CATV sectors to create a more competitive industry participant.
     Historically, we have also provided a line of network test systems, primarily to leading storage equipment manufacturers, through our Network Tools Division. These systems are used by these manufacturers for testing and validating their equipment designs. On July 8, 2009, we entered into an agreement to sell substantially all of the assets of our Network Tools Division to JDS Uniphase Corporation for a cash purchase price of $40.60 million. JDSU will assume certain liabilities associated with the network performance test equipment business, and we will provide manufacturing support services to JDSU during a transition period. The transaction is scheduled to close on or about July 15, 2009.
Book Value
     As of April 30, 2009, we had a net tangible book value of $83.8 million, or $0.20 per share of our Common Stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the outstanding number of shares of our Common Stock.
     After giving effect to the Exchange Offers, assuming the maximum of $37,500,000 aggregate principal amount of outstanding Notes is tendered in the Sub Notes Offer and the maximum of $57,500,000 aggregate principal amount of outstanding Notes is tendered in the Senior Sub Notes Offer and the Exchange Consideration for each Exchange Offer is determined to be the maximum of $750 per $1,000 principal amount of Notes, our pro forma net tangible book value as adjusted as of April 30, 2009, will be approximately $167.9 million, or approximately $0.40 per pro forma share of our Common Stock. This discussion excludes options, warrants, unvested share awards and rights and convertible debt.

Summary Historical Financial Information

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto contained in our annual report on Form 10-K for the fiscal year ended April 30, 2009, which are incorporated by reference in this Offer to Exchange. The statement of operations data set forth below for the fiscal years ended April 30, 2009, 2008 and 2007 and the balance sheet data as of April 30, 2009 and 2008 are derived from, and are qualified by reference to, our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended April 30, 2009, which are incorporated by reference in this Offer to Exchange. The statement of operations data set forth below for the fiscal years ended April 30, 2006 and 2005 and the balance sheet data as of April 30, 2007, 2006 and 2005 are derived from audited financial statements not included in this report. See “Available Information” and “Incorporation of Documents by Reference.”

	Fiscal Years Ended April 30,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Statement of Operations Data:
Revenues
Optical subsystems and components	$497,058	$401,625	$381,263	$325,956	$241,582
Network performance test systems	44,179	38,555	37,285	38,337	39,241

Total revenues	541,237	440,180	418,548	364,293	280,823
Cost of revenues	365,572	292,161	270,272	250,186	206,836
Amortization of acquired developed technology	6,039	6,501	6,002	17,671	22,268
Impairment of acquired developed technology	1,248	—	—	853	3,656

Gross profit	168,378	141,518	142,274	95,583	48,063

Operating expenses:
Research and development	92,057	76,544	64,559	54,412	64,232
Sales and marketing	37,747	40,006	36,122	33,144	30,456
General and administrative	40,761	43,710	39,150	33,467	26,598
Amortization of deferred stock compensation	—	—	—	—	162
Acquired in-process research and development	10,500	—	5,770	—	1,558
Amortization of purchased intangibles	2,686	1,748	1,814	1,747	1,104
Impairment of tangible assets	—	—	—	—	18,798
Impairment of goodwill and intangible assets	238,507	40,106	—	—	—
Restructuring costs	—	—	—	3,064	287
Total operating expenses	422,258	202,114	147,415	125,834	143,195
Loss from operations	(253,880)	(60,596)	(5,141)	(30,251)	(95,132)

Interest income	1,762	5,805	6,204	3,482	2,396
Interest expense	(9,687)	(17,236)	(16,044)	(15,842)	(14,468)
Loss on convertible debt exchange	—	—	(31,606)	—	—
Gain on repurchase of convertible debt	3,838	—	—	—	—
Other income (expense), net	(3,803)	(298)	(724)	9,346	(12,582)

Loss before income taxes and cumulative
effect of an accounting change	(261,770)	(72,325)	(47,311)	(33,265)	(119,786)
Provision for income taxes	(6,962)	2,233	2,810	2,367	856

Loss before cumulative effect of change in accounting principle	(254,808)	(74,558)	(50,121)	(35,632)	(120,642)
Cumulative effect of change in accounting principle, net of taxes	—	—	1,213	—	—

Net loss	(254,808)	$(74,558)	$(48,908)	$(35,632)	$(120,642)

Net loss per share — basic and diluted:
Before cumulative effect of change in accounting principle	$(0.61)	$(0.24)	$(0.16)	$(0.12)	$(0.52)
Cumulative effect of change in accounting principle	$—	$—	$0.00	$—	$—

Net loss per share — basic and diluted:	(0.61)	$(0.24)	$(0.16)	$(0.12)	$(0.52)

Shares used in computing net loss per share — basic and diluted	420,456	308,680	307,814	290,518	232,210

	As of April 30,
	2009	2008	2007	2006	2005
	(In thousands)

Balance Sheet Data:
Cash, cash equivalents and investments	$37,221	$119,255	$132,472	$118,786	$102,362
Working capital	144,199	66,932	118,383	157,712	91,464
Total assets	380,701	480,203	533,030	496,878	480,315
Long-term liabilities	161,615	177,814	220,198	263,447	265,274
Total stockholders’ equity	114,789	108,683	170,511	164,478	135,223

Comparison of the Notes and the Common Stock
     The following is a description of certain material differences between the rights of holders of the Notes and holders of shares of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated herein by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.
     Governing Document. As a holder of the Notes, your rights currently are set forth in, and you may enforce your rights under, an indenture governing the applicable series of the Notes and by the applicable Notes. If you participate in either of the Exchange Offers, your rights as a holder of our shares of our Common Stock will be set forth in, and you may enforce your rights under, our amended and restated certificate of incorporation, as amended from time to time, and our amended and restated bylaws, as effective from time to time.
     Ranking. In any liquidation or bankruptcy of the Company, our shares of Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Notes would be entitled to receive payment in full of principal and interest before any holders of shares of our Common Stock receive any payments or distributions. Therefore, holders of shares of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Notes, have been satisfied in full. In addition, holders of any preferred stock we may issue in the future will have a priority over the holders of shares of our Common Stock with respect to the distribution of our assets in the event of our liquidation or dissolution.
     Dividends/Distributions/Payments. We do not anticipate declaring or paying any cash dividends on shares of our Common Stock for the foreseeable future. Holders of the Notes are entitled to receive interest payments at the interest rates specified in the Notes and are entitled to receive the principal amount of each series of Notes upon such series’ maturity. Our shares of Common Stock never mature.
     Redemption. We may redeem each series of the Notes under the terms of the indenture governing such series and at the prices set forth in such indenture. Our shares of Common Stock are not subject to redemption.
     Repurchase. The indentures governing each series of Notes provide that each Holder of the Notes will have the right to require us to repurchase the Notes for cash in the event of a “Change in Control” (as defined in each applicable indenture). The purchase price under each indenture is equal to 100% of the principal amount of the notes plus accrued and unpaid interest and, with respect to the Senior Sub Notes, a possible make-whole payment. Our shares of Common Stock are not subject to repurchase.
     Listing. Our shares of Common Stock are listed on The Nasdaq Global Select Market under the symbol “FNSR.” The Notes are eligible for trading in the PORTAL Market, however trading in the Notes has been limited.
     Voting Rights. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Notes do not have voting rights.

RISK FACTORS
     Your decision whether to participate in the Exchange Offers, and to exchange your Notes for the Exchange Consideration in either Exchange Offer will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, including the information in Section 5 of The Exchange Offers, “Certain Significant Considerations,” before deciding whether to participate in the Exchange Offers.
Risks to Holders of Notes Tendered and Accepted for Exchange in the Exchange Offers
A Holder participating in one or both of the Exchange Offers will become subject to all of the risks, uncertainties, and volatility faced by holders of shares of our Common Stock, which may be different from or greater than those associated with holding the Notes.
     A Holder participating in one or both of the Exchange Offers will become subject to all of the risks and uncertainties associated with ownership of shares of our Common Stock since a portion of the Exchange Consideration for each Exchange Offer will consist of shares of our Common Stock. The market price of shares of our Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to our business. These risks may be different from or greater than those associated with holding the Notes. A Holder exchanging Notes for the Exchange Consideration will forego the right to receive future interest payments on the Notes and to receive priority over the equity holders of the Company in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Notes participating in the Exchange Offers may have greater exposure to the risks and uncertainties facing the Company generally.
The shares of Common Stock are equity securities and are subordinate to our existing and future indebtedness, including the Notes.
     The portion of the Exchange Consideration consisting of shares of our Common Stock are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to the Notes, to our other indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on our shares of Common Stock.
     Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of shares of our Common Stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of the Board of Directors, and (ii) as a corporation, we are restricted to making dividend payments and redemption payments out of legally available assets. We have never paid a dividend on our shares of Common Stock and have no current intention to pay dividends in the future. Further, the shares of Common Stock place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.
Consideration paid to Holders in the Exchange Offers could be subject to avoidance as a preferential transfer.
     There is a possibility that if we were to become a debtor in a case under the U.S. Bankruptcy Code within 90 days after the consummation of the Exchange Offers (or, with respect to any insiders, as defined in the U.S. Bankruptcy Code, within one year after consummation of the Exchange Offers) and certain other conditions were met, the consideration paid to Holders in the Exchange Offers, absent any of the U.S. Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holders and possibly from subsequent transferees. For such a payment to be recovered as a voidable preference, we must have been insolvent at the time of the consummation of the Exchange Offers. There is a presumption that a debtor is insolvent during the 90 days prior to the filing of a bankruptcy petition, but a tendering Holder might try to rebut this presumption. We believe that we are presently solvent and that, taking into account the transactions described in Section 1, “Purpose of the Exchange Offers; Certain Information about the Company,” we will be solvent following the consummation of the Exchange Offers, but we can give no assurances that a court would not reach a contrary conclusion. If the tender of the Notes is deemed to be a voidable preference, the tendering Holder could be forced to return any payment received from us in the Exchange Offers and the claim of the Holder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Notes tendered by such Holder. As a result, Holders who tender their Notes in the Exchange Offers may have a reduced claim as opposed to Holders who do not tender in the Exchange Offers if we file for bankruptcy protection within 90 days following the consummation of the Exchange Offers.
The Exchange Consideration does not reflect any independent valuation of the Notes or the portion of the Exchange Consideration consisting of shares of our Common Stock.
     We have not obtained or requested, and do not intend to obtain or request, a valuation or fairness opinion from any banking or other firm as to the value or fairness of the Exchange Consideration or the relative values of Notes and Exchange Consideration. If you tender your Notes, you may or may not receive more than or as much value as if you choose to keep them.

By tendering your Notes, you will lose the rights associated with those Notes.
     If you validly tender and do not validly withdraw your Notes in one or both of the Exchange Offers and we accept those Notes for exchange, you will lose your rights as a Holder of Notes, which are described in Section 2 of The Exchange Offers, “Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock,” with respect to those Notes. For example, you will lose the right to receive interest at the annual rate on the principal amount with respect to the Notes you tender.
The Exchange Offers may not be consummated.
     We will not be obligated to complete one or both of the Exchange Offers under certain circumstances. We will not be obligated to consummate the Exchange Offers if the documentation formalizing the modifications agreed upon in writing and as described herein to the SVB Agreements have not been executed and delivered prior to the Expiration Date. If, in our reasonable discretion, any other conditions to the Exchange Offers are not satisfied, we will not be obligated to accept any Notes tendered in the Exchange Offers. See Section 10 of The Exchange Offers, “Conditions of the Exchange Offers” for a list of the conditions to the consummation of the Exchange Offers.
We may purchase Notes not tendered in the Exchange Offers following consummation of the Exchange Offers.
     We may purchase or repay any Notes not tendered in the Exchange Offers on terms that could be more favorable to Holders than the terms of the Exchange Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on terms that we consider to be attractive. Any such purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Exchange Offers. We also reserve the right to repay any Notes not tendered in the Exchange Offers after the Notes become redeemable or at maturity. In addition, Holders may, under circumstances provided for in the respective indentures, require us to repurchase some or all of their Notes if a “Change in Control” (as defined in each indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, such as a possible make-whole payment in the case of the Senior Sub Notes) to the repurchase date. If we repurchase or redeem Notes that are not tendered in the Exchange Offers on terms that are more favorable than the terms of the Exchange Offers, those Holders that decided not to participate in one or both of the Exchange Offers would be better off than those that participated in the Exchange Offers.
The market price of shares of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The Nasdaq Global Select Market.
     The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on The Nasdaq Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our shares of Common Stock, and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity securities, which may adversely affect the market price of shares of our Common Stock.
     We are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or preferred stock or any substantially similar securities. The market price of our shares of Common Stock or preferred stock could decline as a result of sales of a large number of shares of Common Stock or preferred stock or similar securities in the market after consummation of the Exchange Offers or the perception that such sales could occur.
Our stock price has been and is likely to continue to be volatile.
     The trading price of our Common Stock has been and is likely to continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:
•	trends in our industry and the markets in which we operate;

•	changes in the market price of the products we sell;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings;

•	quarterly variations in our operating results;

•	the operating and stock price performance of other companies that investors in our common stock may deem comparable; and

•	purchases or sales of blocks of our common stock.
     Part of this volatility is attributable to the current state of the United States and global economy and its effects on the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our Common Stock regardless of our operating performance. If any of the foregoing occurs, our stock price could fall and we may be exposed to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.
Delaware law, our charter documents and our stockholder rights plan contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders.
     Some provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These include provisions:
•	authorizing the board of directors to issue additional preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder actions by written consent;

•	creating a classified board of directors pursuant to which our directors are elected for staggered three-year terms;

•	permitting the board of directors to increase the size of the board and to fill vacancies;

•	requiring a super-majority vote of our stockholders to amend our bylaws and certain provisions of our certificate of incorporation; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law which limit the right of a corporation to engage in a business combination with a holder of 15% or more of the corporation’s outstanding voting securities, or certain affiliated persons.
     In addition, in September 2002, our board of directors adopted a stockholder rights plan under which our stockholders received one share purchase right for each share of our common stock held by them. Subject to certain exceptions, the rights become exercisable when a person or group (other than certain exempt persons) acquires, or announces its intention to commence a tender or exchange offer upon completion of which such person or group would acquire, 20% or more of our common stock without prior board approval. Should such an event occur, then, unless the rights are redeemed or have expired, our stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then-Current Market Price (as defined) or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.
     Although we believe that these charter and bylaw provisions, provisions of Delaware law and our stockholder rights plan provide an opportunity for the board to assure that our stockholders realize full value for their investment, they could have the effect of delaying or preventing a change of control, even under circumstances that some stockholders may consider beneficial.
Risks to Holders of Notes Not Tendered or Not Accepted for Exchange
We may be unable to repay or repurchase the Notes or our other indebtedness.
     At their respective maturity dates, the entire outstanding principal amount of the applicable series of Notes will become due and payable. In addition, holders may require us to repurchase all or a portion of the Notes in the event of certain corporate transactions. Our existing balances of cash, cash equivalents and short-term investments are not sufficient to repay the Notes, and we may not be able to cover our future debt service obligations from our operating cash flow. See “Risk Factors—Risks Relating to our Company— We may have insufficient cash flow to meet our debt service obligations, including payments due on our subordinated convertible notes.” and “Risk Factors—Risks Related to our Company— We may not be able to obtain additional capital in the future, and failure to do so may harm our business.”
     We may not have sufficient funds or may be unable to arrange for additional financing to repay the principal amount due under the Notes at their maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our redemption or repurchase of the Notes. If we are prohibited from repaying or repurchasing the Notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the Notes. Such a failure would constitute an event of default under the indentures governing the Notes which could, in turn, constitute a default under the terms of our other indebtedness. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an event of default as defined in the applicable Indenture.
There will be less liquidity in the market for non-exchanged Notes, and the market prices for non-exchanged Notes may therefore decline.
     If the Exchange Offers are consummated, the aggregate principal amount of outstanding Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of the non-exchanged Notes that remain outstanding. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not exchanged in the Exchange Offers may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile than those which had previously prevailed.
The trading price for the Notes that remain outstanding after the consummation of the Exchange Offers will be affected by the trading price of our shares of Common Stock and other factors.
     Because the Notes are convertible into shares of our Common Stock, the trading price of the Notes is directly affected by factors affecting the trading price of shares of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the trading price of our Common Stock or interest rates will rise or fall in the future or whether market perceptions of our credit quality will improve or decline in the future. The trading price of shares of our Common Stock will be influenced by numerous factors, many of which are out of our control.
Holders of Notes are not entitled to any rights with respect to our Common Stock, but you will be subject to all changes made with respect to our shares of Common Stock.
     If you do not participate in either of the Exchange Offers and continue to hold Notes, you will not be entitled to any rights with respect to our shares of Common Stock (including voting rights and rights to receive any dividends or other distributions on our shares of Common Stock), but you will be subject to all changes affecting our shares of Common Stock. You will have rights with respect to our shares of Common Stock only if and when your Notes are converted. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our shares of Common Stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our shares of Common Stock.

Risks Relating to Our Business
We may not be able to obtain additional capital in the future, and failure to do so may harm our business.
     We believe that our existing balances of cash, cash equivalents and short-term investments together with the cash expected to be generated from future operations and borrowings under our bank credit facilities will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future. Due to the unpredictable nature of the capital markets, particularly in the technology sector, we cannot assure you that we will be able to raise additional capital if and when it is required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, or is not available on favorable terms, we could be required to significantly reduce or restructure our business operations. If we do raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders.
We expect that our revenues and profitability will be adversely affected following the completion of the pending sale of our network performance test systems business.
     On July 8, 2009, we entered into an agreement to sell the assets of our Network Tools Division (excluding accounts receivable and payable) to JDS Uniphase Corporation for $40.60 million in cash. Following the completion of the sale, we will no longer offer network performance test products. These products accounted for $37.3 million, $38.6 million and $44.2 million in revenues during fiscal 2007, 2008 and 2009, respectively. Gross profit and operating profit margins on sales of network performance test products have generally been higher than on our optical subsystem and component products. Accordingly, we expect that our revenues and profitability will be adversely affected following the sale unless and until we are able to achieve significant growth in our optical subsystems and components business.
Our quarterly revenues and operating results fluctuate due to a variety of factors, which may result in volatility or a decline in the price of our stock.
     Our quarterly operating results have varied significantly due to a number of factors, including:
•	fluctuation in demand for our products;

•	the timing of new product introductions or enhancements by us and our competitors;

•	the level of market acceptance of new and enhanced versions of our products;

•	the timing or cancellation of large customer orders;

•	the length and variability of the sales cycle for our products;

•	pricing policy changes by us and our competitors and suppliers;

•	the availability of development funding and the timing of development revenue;

•	changes in the mix of products sold;

•	increased competition in product lines, and competitive pricing pressures; and

•	the evolving and unpredictable nature of the markets for products incorporating our optical components and subsystems.
     We expect that our operating results will continue to fluctuate in the future as a result of these factors and a variety of other factors, including:
•	fluctuations in manufacturing yields;

•	the emergence of new industry standards;

•	failure to anticipate changing customer product requirements;

•	the loss or gain of important customers;

•	product obsolescence; and

•	the amount of research and development expenses associated with new product introductions.
     Our operating results could also be harmed by:
•	the continuation or worsening of the current global economic slowdown or economic conditions in various geographic areas where we or our customers do business;

•	acts of terrorism and international conflicts or crises;

•	other conditions affecting the timing of customer orders; or

•	a downturn in the markets for our customers’ products, particularly the data storage and networking and telecommunications components markets.
     We may experience a delay in generating or recognizing revenues for a number of reasons. Orders at the beginning of each quarter typically represent a small percentage of expected revenues for that quarter and are generally cancelable with minimal notice. Accordingly, we depend on obtaining orders during each quarter for shipment in that quarter to achieve our revenue objectives. Failure to ship these products by the end of a quarter may adversely affect our operating results. Furthermore, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. It is likely that in some future quarters our operating results will again decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, it is likely that the trading price of our common stock would significantly decline.
     As a result of these factors, our operating results may vary significantly from quarter to quarter. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Any shortfall in revenues or net income from levels expected by the investment community could cause a decline in the trading price of our stock.
We may lose sales if our suppliers or independent contractors fail to meet our needs or go out of business.
     We currently purchase a number of key components used in the manufacture of our products from single or limited sources, and we rely on several independent contract manufacturers to supply us with certain key subassemblies, including lasers, modulators, and printed circuit boards. We depend on these sources to meet our production needs. Moreover, we depend on the quality of the components and subassemblies that they supply to us, over which we have limited control. Several of our suppliers are or may become financially unstable as the result of current global market conditions. In addition, we have encountered shortages and delays in obtaining components in the past and expect to encounter additional shortages and delays in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We generally have no long-term contracts with any of our component suppliers or contract manufacturers. As a result, a supplier or contract manufacturer can discontinue supplying components or subassemblies to us without penalty. If a supplier were to discontinue supplying a key component or cease operations, our business may be harmed by the resulting product manufacturing and delivery delays. We are also subject to potential delays in the development by our suppliers of key components which may affect our ability to introduce new products. Similarly, disruptions in the services provided by our contract manufacturers or the transition to other suppliers of these services could lead to supply chain problems or delays in the delivery of our products. These problems or delays could damage our relationships with our customers and adversely affect our business.
     We use rolling forecasts based on anticipated product orders to determine our component and subassembly requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences could significantly harm our business.
If we are unable to realize anticipated cost savings from the transfer of certain manufacturing operations to our overseas locations and increased use of internally-manufactured components our results of operations could be harmed.
     As part of our cost of goods sold cost reduction initiatives planned for the next several quarters, we expect to realize significant cost savings through (i) the transfer of certain product manufacturing operations to lower cost off-shore locations and (ii) product engineering changes to enable the broader use of internally-manufactured components. The transfer of production to overseas locations may be more difficult and costly than we currently anticipate, which could result in increased transfer costs and time delays. Further, following transfer, we may experience lower manufacturing yields than those historically achieved in our U.S. manufacturing locations. In addition, the engineering changes required for the use of internally-manufactured components may be more technically-challenging than we anticipate and customer acceptance of such changes could be delayed. If we fail to achieve the planned product manufacturing transfer and increase in internally-manufactured component use within our currently anticipated time frame, or if our manufacturing yields decrease as a result, our actual cost savings will be less than anticipated and our results of operations could be harmed.
Failure to accurately forecast our revenues could result in additional charges for obsolete or excess inventories or non-cancellable purchase commitments.
     We base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated revenue trends which are highly unpredictable. Some of our purchase commitments are not cancelable, and in some cases we are required to recognize a charge representing the amount of material or capital equipment purchased or ordered which exceeds our actual requirements. In the past, we have sometimes experienced significant growth followed by a significant decrease in customer demand such as occurred in fiscal 2001, when revenues increased by 181% followed by a decrease of 22% in fiscal 2002. Based on projected revenue trends during these periods, we acquired inventories and entered into purchase commitments in order to meet anticipated increases in demand for our products which did not materialize. As a result, we recorded significant charges for obsolete and excess inventories and non-cancelable purchase commitments which contributed to substantial operating losses in fiscal 2002. Should revenues in future periods again fall substantially below our expectations, or should we fail again to accurately forecast changes in demand mix, we could be required to record additional charges for obsolete or excess inventories or non-cancelable purchase commitments.
If we encounter sustained yield problems or other delays in the production or delivery of our internally-manufactured components or in the final assembly and test of our transceiver products, we may lose sales and damage our customer relationships.
     Our manufacturing operations are highly vertically integrated. In order to reduce our manufacturing costs, we have acquired a number of companies, and business units of other companies, that manufacture optical components incorporated in our optical subsystem products and have developed our own facilities for the final assembly and testing of our products. For example, we design and manufacture many critical components including all of the short wavelength VCSEL lasers incorporated in transceivers used for LAN/SAN applications at our wafer fabrication facility in Allen, Texas and manufacture a portion of our internal requirements for longer wavelength lasers at our wafer fabrication facility in Fremont, California. We assemble and test most of our transceiver products at our facility in Ipoh, Malaysia. As a result of this vertical integration, we have become increasingly dependent on our internal production capabilities. The manufacture of critical components, including the fabrication of wafers, and the assembly and testing of our products, involve highly complex processes. For example, minute levels of contaminants in the manufacturing environment, difficulties in the fabrication process or other factors can cause a substantial portion of the components on a wafer to be nonfunctional. These problems may be difficult to detect at an early stage of the manufacturing process and often are time-consuming and expensive to correct. From time to time, we have experienced problems achieving acceptable yields at our wafer fabrication facilities, resulting in delays in the availability of components. Moreover, an increase in the rejection rate of products during the quality control process before, during or after manufacture, results in lower yields and margins. In addition, changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically significantly reduced our manufacturing yields, resulting in low or negative margins on those products. Poor manufacturing yields over a prolonged period of time could adversely affect our ability to deliver our subsystem products to our customers and could also affect our sale of components to customers in the merchant market. Our inability to supply components to meet our internal needs could harm our relationships with customers and have an adverse effect on our business.
We are dependent on widespread market acceptance of our optical subsystems and components, and our revenues will decline if the markets for these products do not expand as expected.
     We currently derive a substantial majority of our revenue from sales of our optical subsystems and components. We expect that revenue from these products will continue to account for a substantial majority of our revenue for the foreseeable future. Accordingly, widespread acceptance of these products is critical to our future success. If the market does not continue to accept our optical subsystems and components, our revenues will decline significantly. Our future success ultimately depends on the continued growth of the communications industry and, in particular, the continued expansion of global information networks, particularly those directly or indirectly dependent upon a fiber optics infrastructure. As part of that growth, we are relying on increasing demand for voice, video and other data delivered over high-bandwidth network systems as well as commitments by network systems vendors to invest in the expansion of the global information network. As network usage and bandwidth demand increase, so does the need for advanced optical networks to provide the required bandwidth. Without network and bandwidth growth, the need for optical subsystems and components, and hence our future growth as a manufacturer of these products, and systems that test these products, will be jeopardized, and our business would be significantly harmed.
     Many of these factors are beyond our control. In addition, in order to achieve widespread market acceptance, we must differentiate ourselves from our competition through product offerings and brand name recognition. We cannot assure you that we will be successful in making this differentiation or achieving widespread acceptance of our products. Failure of our existing or future products to maintain and achieve widespread levels of market acceptance will significantly impair our revenue growth.
We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers could harm our business.
     A small number of customers have consistently accounted for a significant portion of our revenues. For example, sales to Finisar’s top five customers represented 46% of its revenues in fiscal 2009. Our success will depend on our continued ability to develop and manage relationships with our major customers. Although we are attempting to expand our customer base, we expect that significant customer concentration will continue for the foreseeable future. We may not be able to offset any decline in revenues from our existing major customers with revenues from new customers, and our quarterly results may be volatile because we are dependent on large orders from these customers that may be reduced or delayed.
     The markets in which we have historically sold our optical subsystems and components products are dominated by a relatively small number of systems manufacturers, thereby limiting the number of our potential customers. Recent consolidation of portions of our customer base, including telecommunications systems manufacturers, and potential future consolidation may have a material adverse impact on our business. Our dependence on large orders from a relatively small number of customers makes our relationship with each customer critically important to our business. We cannot assure you that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will be successful in selling their products that incorporate our products. We have in the past experienced delays and reductions in orders from some of our major customers. In addition, our customers have in the past sought price concessions from us, and we expect that they will continue to do so in the future. Cost reduction measures that we have implemented over the past several years, and additional action we may take to reduce costs, may adversely affect our ability to introduce new and improved products which may, in turn, adversely affect our relationships with some of our key customers. Further, some of our customers may in the future shift their purchases of products from us to our competitors or to joint ventures between these customers and our competitors. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may make could significantly harm our business.
Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet our customers’ needs.
     Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:
•	our customers can stop purchasing our products at any time without penalty;

•	our customers are free to purchase products from our competitors; and

•	our customers are not required to make minimum purchases.
     Sales are typically made pursuant to inventory hub arrangements under which customers may draw down inventory to satisfy their demand as needed or pursuant to individual purchase orders, often with extremely short lead times. If we are unable to fulfill these orders in a timely manner, it is likely that we will lose sales and customers. If our major customers stop purchasing our products for any reason, our business and results of operations would be harmed.
The markets for our products are subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance.
     The markets for our products are characterized by rapid technological change, frequent new product introductions, substantial capital investment, changes in customer requirements and evolving industry standards with respect to the protocols used in data communications, telecommunications and cable TV networks. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. For example, the market for optical subsystems is currently characterized by a trend toward the adoption of “pluggable” modules and subsystems that do not require customized interconnections and by the development of more complex and integrated optical subsystems. We expect that new technologies will emerge as competition and the need for higher and more cost-effective bandwidth increases. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. In addition, a slowdown in demand for existing products ahead of a new product introduction could result in a write-down in the value of inventory on hand related to existing products. We have in the past experienced a slowdown in demand for existing products and delays in new product development and such delays may occur in the future. To the extent customers defer or cancel orders for existing products due to a slowdown in demand or in the expectation of a new product release or if there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:
•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	expense reduction measures we have implemented, and others we may implement, to conserve our cash and attempt to achieve and sustain profitability;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations; and

•	changing market or competitive product requirements.
     The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. The introduction of new products also requires significant investment to ramp up production capacity, for which benefit will not be realized if customer demand does not develop as expected. Ramping of production capacity also entails risks of delays which can limit our ability to realize the full benefit of the new product introduction. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.
Continued competition in our markets may lead to an accelerated reduction in our prices, revenues and market share.
     The end markets for optical products have experienced significant industry consolidation during the past few years while the industry that supplies these customers has not. As a result, the markets for optical subsystems and components and network test systems are highly competitive. Our current competitors include a number of domestic and international companies, many of which have substantially greater financial, technical, marketing and distribution resources and brand name recognition than we have. We may not be able to compete successfully against either current or future competitors. Companies competing with us may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances and may be able to react quicker to changing customer requirements and expectations. There is also the risk that network systems vendors may re-enter the subsystem market and begin to manufacture the optical subsystems incorporated in their network systems. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would significantly harm our business. For optical subsystems, we compete primarily with Avago Technologies, Capella Intelligent Subsystems, CoAdna Photonics, Emcore, Fujitsu Computer Systems, JDS Uniphase, Opnext, Oplink, StrataLight Communications, Sumitomo, and a number of smaller vendors. BKtel, Emcore, Olson Technology and Yagi Antenna are our main competitors with respect to our cable TV products. For network test systems, we compete primarily with Agilent Technologies and LeCroy. Our competitors continue to introduce improved products and we will have to do the same to remain competitive.
Decreases in average selling prices of our products may reduce our gross margins.
     The market for optical subsystems is characterized by declining average selling prices resulting from factors such as increased competition, overcapacity, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. We have in the past experienced, and in the future may experience, substantial period-to-period fluctuations in operating results due to declining average selling prices. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors or us, or by other factors, including pricing pressures from significant customers. Therefore, in order to achieve and sustain profitable operations, we must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices. Failure to do so could cause our revenues and gross margins to decline, which would result in additional operating losses and significantly harm our business.
     We may be unable to reduce the cost of our products sufficiently to enable us to compete with others. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures and could adversely affect our margins. In order to remain competitive, we must continually reduce the cost of manufacturing our products through design and engineering changes. We may not be successful in redesigning our products or delivering our products to market in a timely manner. We cannot assure you that any redesign will result in sufficient cost reductions to allow us to reduce the price of our products to remain competitive or improve our gross margins.

Shifts in our product mix may result in declines in gross margins.
     Our gross profit margins vary among our product families, and are generally higher on our network test systems than on our optical subsystems and components. Our optical products sold for longer distance MAN and telecom applications typically have higher gross margins than our products for shorter distance LAN or SAN applications. Gross margins on individual products fluctuate over the product’s life cycle. Our overall gross margins have fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and our ability to reduce product costs, and these fluctuations are expected to continue in the future.
Our customers often evaluate our products for long and variable periods, which causes the timing of our revenues and results of operations to be unpredictable.
     The period of time between our initial contact with a customer and the receipt of an actual purchase order may span a year or more. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products before purchasing and using the products in their equipment. These products often take substantial time to develop because of their complexity and because customer specifications sometimes change during the development cycle. Our customers do not typically share information on the duration or magnitude of these qualification procedures. The length of these qualification processes also may vary substantially by product and customer, and, thus, cause our results of operations to be unpredictable. While our potential customers are qualifying our products and before they place an order with us, we may incur substantial research and development and sales and marketing expenses and expend significant management effort. Even after incurring such costs we ultimately may not sell any products to such potential customers. In addition, these qualification processes often make it difficult to obtain new customers, as customers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources. Once our products have been qualified, the agreements that we enter into with our customers typically contain no minimum purchase commitments. Failure of our customers to incorporate our products into their systems would significantly harm our business.
We will lose sales if we are unable to obtain government authorization to export certain of our products, and we would be subject to legal and regulatory consequences if we do not comply with applicable export control laws and regulations.
     Exports of certain of our products are subject to export controls imposed by the U.S. Government and administered by the U.S. Departments of State and Commerce. In certain instances, these regulations may require pre-shipment authorization from the administering department. For products subject to the Export Administration Regulations, or EAR, administered by the Department of Commerce’s Bureau of Industry and Security, the requirement for a license is dependent on the type and end use of the product, the final destination, the identity of the end user and whether a license exception might apply. Virtually all exports of products subject to the International Traffic in Arms Regulations, or ITAR, administered by the Department of State’s Directorate of Defense Trade Controls, require a license. Certain of our fiber optics products are subject to EAR and certain of our RF over fiber products, as well as certain products developed with government funding, are currently subject to ITAR. Products developed and manufactured in our foreign locations are subject to export controls of the applicable foreign nation.
     Given the current global political climate, obtaining export licenses can be difficult and time-consuming. Failure to obtain export licenses for these shipments could significantly reduce our revenue and materially adversely affect our business, financial condition and results of operations. Compliance with U.S. Government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position.
     During mid-2007, Optium became aware that certain of its analog RF over fiber products may, depending on end use and customization, be subject to ITAR. Accordingly, Optium filed a detailed voluntary disclosure with the Department of State describing the details of possible inadvertent ITAR violations with respect to the export of a limited number of certain prototype products, as well as related technical data and defense services. Optium may have also made unauthorized transfers of ITAR-restricted technical data and defense services to foreign persons in the workplace. Additional information has been provided upon request to the Department of State with respect to this matter. In late 2008, a grand jury subpoena from the office of the U.S. Attorney for the Eastern District of

Pennsylvania was received requesting documents from 2005 through the present referring to, relating to or involving the subject matter of the above referenced voluntary disclosure and export activities.
     While the Department of State encourages voluntary disclosures and generally affords parties mitigating credit under such circumstances, we nevertheless could be subject to continued investigation and potential regulatory consequences ranging from a no-action letter, government oversight of facilities and export transactions, monetary penalties, and in extreme cases, debarment from government contracting, denial of export privileges and criminal sanctions, any of which would adversely affect our results of operations and cash flow. The Department of State and U.S. Attorney inquiries may require us to expend significant management time and incur significant legal and other expenses. We cannot predict how long it will take or how much more time and resources we will have to expend to resolve these government inquiries, nor can we predict the outcome of these inquiries.
We depend on facilities located outside of the United States to manufacture a substantial portion of our products, which subjects us to additional risks.
     In addition to our principal manufacturing facility in Malaysia, we operate smaller facilities in Australia, China, Israel and Singapore. We also rely on several contract manufacturers located in Asia for our supply of key subassemblies. Each of these facilities and manufacturers subjects us to additional risks associated with international manufacturing, including:
•	unexpected changes in regulatory requirements;

•	legal uncertainties regarding liability, tariffs and other trade barriers;

•	inadequate protection of intellectual property in some countries;

•	greater incidence of shipping delays;

•	greater difficulty in overseeing manufacturing operations;

•	greater difficulty in hiring talent needed to oversee manufacturing operations;

•	potential political and economic instability; and

•	the outbreak of infectious diseases such as the H1N1 influenza virus and/or severe acute respiratory syndrome, or SARS, which could result in travel restrictions or the closure of our facilities or the facilities of our customers and suppliers.
     Any of these factors could significantly impair our ability to source our contract manufacturing requirements internationally.
Our future operating results may be subject to volatility as a result of exposure to foreign exchange risks.
     We are exposed to foreign exchange risks. Foreign currency fluctuations may affect both our revenues and our costs and expenses and significantly affect our operating results. Prices for our products are currently denominated in U.S. dollars for sales to our customers throughout the world. If there is a significant devaluation of the currency in a specific country relative to the dollar, the prices of our products will increase relative to that country’s currency, our products may be less competitive in that country and our revenues may be adversely affected.
     Although we price our products in U.S. dollars, portions of both our cost of revenues and operating expenses are incurred in foreign currencies, principally the Malaysian ringgit, the Chinese yuan, the Australian dollar and the Israeli shekel. As a result, we bear the risk that the rate of inflation in one or more countries will exceed the rate of the devaluation of that country’s currency in relation to the U.S. dollar, which would increase our costs as expressed in U.S. dollars. To date, we have not engaged in currency hedging transactions to decrease the risk of financial exposure from fluctuations in foreign exchange rates.
Our business and future operating results are subject to a wide range of uncertainties arising out of the continuing threat of terrorist attacks and ongoing military actions in the Middle East.

     Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the continuing threat of terrorist attacks on the United States and ongoing military actions in the Middle East, including the economic consequences of the war in Iraq or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:
•	increased risks related to the operations of our manufacturing facilities in Malaysia;

•	greater risks of disruption in the operations of our China, Singapore, and Israeli facilities and our Asian contract manufacturers and more frequent instances of shipping delays; and

•	the risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities.
Past and future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.
     In addition to our recent combination with Optium, we have completed the acquisition of ten privately-held companies and certain businesses and assets from six other companies since October 2000. We continue to review opportunities to acquire other businesses, product lines or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities, and we from time to time make proposals and offers, and take other steps, to acquire businesses, products and technologies.
     The Optium merger and several of our other past acquisitions have been material, and acquisitions that we may complete in the future may be material. In 13 of our 17 acquisitions, we issued common stock or notes convertible into common stock as all or a portion of the consideration. The issuance of common stock or other equity securities by us in any future transaction would dilute our stockholders’ percentage ownership.
     Other risks associated with acquiring the operations of other companies include:
•	problems assimilating the purchased operations, technologies or products;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of purchased organizations.
     Not all of our past acquisitions have been successful. In the past, we have subsequently sold some of the assets acquired in prior acquisitions, discontinued product lines and closed acquired facilities. As a result of these activities, we incurred significant restructuring charges and charges for the write-down of assets associated with those acquisitions. Through fiscal 2009, we have written off all of the goodwill associated with past acquisitions. We cannot assure you that we will be successful in overcoming problems encountered in connection with more recently completed acquisitions or potential future acquisitions, and our inability to do so could significantly harm our business. In addition, to the extent that the economic benefits associated with any of our completed or future acquisitions diminish in the future, we may be required to record additional write downs of goodwill, intangible assets or other assets associated with such acquisitions, which would adversely affect our operating results.
We have made and may continue to make strategic investments which may not be successful, may result in the loss of all or part of our invested capital and may adversely affect our operating results.
     Through fiscal 2009, we made minority equity investments in early-stage technology companies, totaling approximately $56 million. Our investments in these early stage companies were primarily motivated by our desire to gain early access to new technology. We intend to review additional opportunities to make strategic equity investments in pre-public companies where we believe such investments will provide us with opportunities to gain access to important technologies or otherwise enhance important commercial relationships. We have little or no influence over the early-stage companies in which we have made or may make these strategic, minority equity investments. Each of these investments in pre-public companies involves a high degree of risk. We may not be successful in achieving the financial, technological or commercial advantage upon which any given investment is premised, and failure by the early-stage company to achieve its own business objectives or to raise capital needed on acceptable economic terms could result in a loss of all or part of our invested capital. In fiscal 2003, we wrote off $12.0 million in two investments which became impaired. In fiscal 2004, we wrote off $1.6 million in two additional investments, and in fiscal 2005, we wrote off $10.0 million in another investment. During fiscal 2006, we reclassified $4.2 million of an investment associated with the Infineon acquisition to goodwill as the investment was deemed to have no value. During fiscal 2009, wrote off $1.2 million for another investment that became impaired. We may be required to write off all or a portion of the $14.3 million in such investments remaining on our balance sheet as of April 30, 2009 in future periods.
We are subject to pending legal proceedings.
     A securities class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York, purportedly on behalf of all persons who purchased our common stock from November 17, 1999 through December 6, 2000. The complaint named as defendants Finisar, certain of our current and former officers, and an investment banking firm that served as an underwriter for our initial public offering in November 1999 and a secondary offering in April 2000. The complaint, as subsequently amended, alleges violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(b) of the Securities Exchange Act of 1934. No specific damages are claimed. Similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000, which were consolidated for pretrial purposes. In October 2002, all claims against the individual defendants were dismissed without prejudice. On February 19, 2003, the Court denied defendants’ motion to dismiss the complaint. In February 2009, the parties reached an understanding regarding the principal elements of a settlement, subject to formal documentation and Court approval. Under the new proposed settlement, the underwriter defendants would pay a total of $486 million, and the issuer defendants and their insurers would pay a total of $100 million to settle all of the cases. We would be responsible for a pro rata share of the issuers’ contribution to the settlement and certain costs anticipated to total between $350,000 and $400,000. If this settlement is not approved by the Court, we intend to defend the lawsuit vigorously. Because of the inherent uncertainty of litigation, we cannot predict its outcome. If, as a result of this dispute, we are required to pay significant monetary damages, our business would be substantially harmed.
     We have been named as a nominal defendant in several purported shareholder derivative lawsuits concerning the granting of stock options. These cases have been consolidated into two proceedings pending in federal and state courts in California. The plaintiffs in all of these cases have alleged that certain current or former officers and directors of Finisar caused it to grant stock options at less than fair market value, contrary to our public statements (including statements in our financial statements), and that, as a result, those officers and directors are liable to Finisar. No specific amount of damages has been alleged and, by the nature of the lawsuits no damages will be alleged, against Finisar. On May 22, 2007, the state court granted our motion to stay the state court action pending resolution of the consolidated federal court action. On August 28, 2007, we and the individual defendants filed motions to dismiss the complaint which were granted on January 11, 2008. On May 12, 2008, the plaintiffs filed a further amended complaint in the federal court action. On July 1, 2008, we and the individual defendants filed motions to dismiss the amended complaint. We cannot predict whether these actions are likely to result in any material recovery by, or expense to, us. We expect to continue to incur legal fees in responding to these lawsuits, including expenses for the reimbursement of legal fees of present and former officers and directors under indemnification obligations. The expense of defending such litigation may be significant. The amount of time to resolve these and any additional lawsuits is unpredictable and these actions may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows.

Because of competition for technical personnel, we may not be able to recruit or retain necessary personnel.
     We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, sales and marketing, finance and manufacturing personnel. In particular, we may need to increase the number of technical staff members with experience in high-speed networking applications as we further develop our product lines. Competition for these highly skilled employees in our industry is intense. In making employment decisions, particularly in the high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Therefore, significant volatility in the price of our common stock may adversely affect our ability to attract or retain technical personnel. Furthermore, changes to accounting principles generally accepted in the United States relating to the expensing of stock options may limit our ability to grant the sizes or types of stock awards that job candidates may require to accept employment with us. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of and negatively impact our ability to sell our products. In addition, employees may leave our company and subsequently compete against us. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have been subject to claims of this type and may be subject to such claims in the future as we seek to hire qualified personnel. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.
Our failure to protect our intellectual property may significantly harm our business.
     Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements to establish and protect our proprietary rights. We license certain of our proprietary technology, including our digital diagnostics technology, to customers who include current and potential competitors, and we rely largely on provisions of our licensing agreements to protect our intellectual property rights in this technology. Although a number of patents have been issued to us, we have obtained a number of other patents as a result of our acquisitions, and we have filed applications for additional patents, we cannot assure you that any patents will issue as a result of pending patent applications or that our issued patents will be upheld. Additionally, significant technology used in our product lines is not the subject of any patent protection, and we may be unable to obtain patent protection on such technology in the future. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues.
     Despite our efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products is difficult and expensive. We are currently engaged in pending litigation to enforce certain of our patents, and additional litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. In connection with the pending litigation, substantial management time has been, and will continue to be, expended. In addition, we have incurred, and we expect to continue to incur, substantial legal expenses in connection with these pending lawsuits. These costs and this diversion of resources could significantly harm our business.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products.
     The networking industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We have been involved in the past as a defendant in patent infringement lawsuits, and are currently defending a patent infringement lawsuit filed against Optium by JDS Uniphase Corporation and Emcore Corporation. From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. In addition, our agreements with our customers typically require us to indemnify our customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be significantly harmed.
     Numerous patents in our industry are held by others, including academic institutions and competitors. Optical subsystem suppliers may seek to gain a competitive advantage or other third parties may seek an economic return on their intellectual property portfolios by making infringement claims against us. In the future, we may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for our business. Unless we are able to obtain those licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products. Licenses granting us the right to use third party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our operating results.
Our products may contain defects that may cause us to incur significant costs, divert our attention from product development efforts and result in a loss of customers.
     Our products are complex and defects may be found from time to time. Networking products frequently contain undetected software or hardware defects when first introduced or as new versions are released. In addition, our products are often embedded in or deployed in conjunction with our customers’ products which incorporate a variety of components produced by third parties. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant damages or warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relation problems or loss of customers, all of which would harm our business.
Our business and future operating results may be adversely affected by events outside our control.
     Our business and operating results are vulnerable to events outside of our control, such as earthquakes, fire, power loss, telecommunications failures and uncertainties arising out of terrorist attacks in the United States and overseas. Our corporate headquarters and a portion of our manufacturing operations are located in California. California in particular has been vulnerable to natural disasters, such as earthquakes, fires and floods, and other risks which at times have disrupted the local economy and posed physical risks to our property. We are also dependent on communications links with our overseas manufacturing locations and would be significantly harmed if these links were interrupted for any significant length of time. We presently do not have adequate redundant, multiple site capacity if any of these events were to occur, nor can we be certain that the insurance we maintain against these events would be adequate.

UNAUDITED PRO FORMA FINANCIAL DATA
     The following unaudited pro forma financial statements are based on, and should be read in conjunction with our audited consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods, all of which are incorporated by reference into this Offer to Exchange. See “Available Information” and “Incorporation of Documents by Reference.”
     The unaudited pro forma financial statements give effect to the following transactions, as if such transactions were consummated on the date or at the beginning of the periods indicated including:
•	the receipt of approximately $40.60 million in gross proceeds from the pending sale of our Network Tools Division;

•	the tender and cancellation of an aggregate $95 million of the Notes, the maximum amount that we will accept for exchange pursuant to the Exchange Offers;

•	the issuance of approximately 28.3 million shares of Common Stock and the cash payment of approximately $50 million in exchange for the Notes; and

•	the payment of an estimated $1.5 million in fees and expenses related to the Exchange Offers.
     The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the restructuring transactions actually been consummated on the dates or at the beginning of the periods presented.

		Sale of Network		Borrowing
		Tools Division		From Bank		Exchange
	Historical	Adjustments		Adjustments		Adjustments		Pro Forma
	(audited)
				(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$37,129	$40,600	(1)	$10,000	(4)	$(50,000	)(6)	$37,729
Short-term available-for-sale investments	92	—		—		—		92
Accounts receivable, net	81,820	—		—		—		81,820
Accounts receivable, other	10,033	—		—		—		10,033
Inventories	112,300	(4,536	)(2)	—		—		107,764
Prepaid expenses	7,122	—		—		—		7,122

Total current assets	248,496	36,064		10,000		(50,000)		244,560
Property, plant and improvements, net	84,040	(1,391	)(2)	—		—		82,649
Purchased technology, net	16,663	(204	)(2)	—		—		16,459
Other intangible assets, net	14,316	(888	)(2)	—		—		13,428
Minority investments	14,289	—		—		—		14,289
Other assets	2,897	—		—		—		2,897

Total assets	$380,701	$33,581		$10,000		$(50,000)		$374,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,421	$—		$—		$—		$48,421
Accrued compensation	11,428	(755	)(2)	—		—		10,673
Other accrued liabilities	30,713	—		450	(5)	1,500	(7)	32,663
Other accrued liabilities	—	—		—		(2,375	)(8)	(2,375)
Deferred revenue	4,663	(2,981	)(2)	—		—		1,682
Current portion of long-term debt	6,107	—		—		—		6,107
Non-cancelable purchase obligations	2,965	(673	)(2)	—		—		2,292

Total current liabilities	104,297	(4,409)		450		(875)		99,463
Long-term liabilities:
Convertible subordinated notes	50,000	—		—		(37,500	)(9)	12,500
Convertible senior subordinated notes	92,000	—		—		(57,500	)(9)	34,500
Long-term debt, net of current portion	15,305	—		10,000	(4)	—		25,305
Other non-current liabilities	3,161	(650	)(2)	—		—		2,511
Deferred income taxes	1,149	—		—		—		1,149

Total long-term liabilities	161,615	(650)		10,000		(95,000)		75,965
Stockholders’ equity:
Common stock	477	—		—		28	(10)	505
Additional paid-in capital	1,811,298	—		—		21,222	(10)	1,832,520
Accumulated other comprehensive income	2,662	—		—		—		2,662
Accumulated deficit	(1,699,648)	38,640	(3)	(450	)(5)	23,750	(11)	(1,637,708)
Accumulated deficit						(1,500	)(7)	(1,500)
Accumulated deficit	—	—		—		2,375	(8)	2,375

Total stockholders’ equity	114,789	38,640		(450)		45,875		198,854

Total liabilities and stockholders’ equity	$380,701	$33,581		$10,000		$(50,000)		$374,282

(1)	—	Gross proceeds from the sale of the Network Tools Division
(2)	—	Assets and liabilities disposed of in the sale of the Network Tools Division
(3)	—	Estimated gain on the sale of the Network Tools Division
(4)	—	Estimated borrowings from bank used to repurchase Notes in the Exchange Offers
(5)	—	Estimated interest on the borrowings from bank assuming borrowing occurred at the beginning of the fiscal year
(6)	—	Estimated cash consideration for Notes exchanged in the Exchange Offers based upon $525 cash per $1000 principal amount of Notes
(7)	—	Estimated fees and expenses in connection with the Note repurchase
(8)	—	Estimated reduction of interest expense on the retirement of $95 million of principal value of Notes assuming repurchase occurred at the beginning of the fiscal year
(9)	—	Retirement of Notes based on the tender and cancellation of 100% of the outstanding aggregate principal amounts of the Notes pursuant to the Exchange Offers
(10)	—	Estimated common stock for Notes exchanged in the Exchange Offers based upon tender and cancellation of 100% of the outstanding principal amount of the Notes
(11)	—	Estimated gain on repurchase of Notes pursuant to the Exchange Offers based upon the an estimated share price of $0.75 and an estimated tender price for the Notes of $750 per $1000

		Sale of Network		Borrowing
		Tools Division		From Bank		Exchange
	Historical	Adjustments		Adjustments		Adjustments	Pro Forma
	(audited)
Revenues
Optical subsystems and components	$497,058	$—		$—		$—	$497,058
Network test systems	44,179	(44,179	)(1)	—		—	—

Total revenues	541,237	(44,179	)(1)	—		—	497,058
Cost of revenues	365,572	(13,476	)(1)	—		—	352,096
Impairment of acquired developed technology	1,248	—		—		—	1,248
Amortization of acquired developed technology	6,039	(1,132	)(1)	—		—	4,907

Gross profit	168,378	(29,571	)(1)	—		—	138,807
Gross margin	31.1%	66.9%					27.9%
Operating expenses:
Research and development	92,057	(11,921	)(1)	—		—	80,136
Sales and marketing	37,747	(10,017	)(1)	—		—	27,730
General and administrative	40,761	(4,942	)(1)	—		—	35,819
Acquired in-process research and development	10,500	—		—		—	10,500
Amortization of purchased intangibles	2,686	(542	)(1)	—		—	2,144
Impairment of goodwill and intangible assets	238,507	—		—		—	238,507

Total operating expenses	422,258	(27,422	)(1)	—		—	394,836

Loss from operations	(253,880)	(2,149	)(1)	—		—	(256,029)
Interest income	1,762	—		—		—	1,762
Interest expense	(9,687)	—		(450	)(2)	2,375 (3)	(7,762)
Gain on debt extinguishment	3,838	—		—		—	3,838
Other income (expense), net	(3,803)	—		—		—	(3,803)

Loss before income taxes	(261,770)	(2,149	)(1)	(450)		2,375	(261,994)
Provision (benefit) for income taxes	(6,962)	—		—		—	(6,962)

Net income (loss)	$(254,808)	$(2,149	)(1)	$(450)		$2,375	$(255,032)

Net loss per share — basic and diluted	$(0.61)						$(0.57)

Shares used in computing net loss per share — basic and diluted	420,456						448,789

(1)	—	Elimination of full year revenue, operating expenses and operating profit of the Network Tools Division assuming the sale had occurred at the beginning of the fiscal year
(2)	—	Estimated interest expense on $10 million of additional borrowings from bank assuming borrowing occurred at the beginning of the fiscal year
(3)	—	Estimated reduction in interest expense assuming the tender and cancellation of 100% of the outstanding aggregate principal amounts of the Notes in the Exchange Offers assuming the repurchase had occurred at the beginning of the year

THE EXCHANGE OFFERS
1. Purpose of the Exchange Offers; Certain Information about the Company.
     Purpose of the Exchange Offers.
     We are making the Exchange Offers in order to reduce the principal amount of our outstanding indebtedness under the Notes. Both series of Notes mature in October 2010. We believe that it is prudent to use a combination of our cash on hand, the net proceeds from the pending sale of our Network Tools Division and borrowings under our bank credit facility to substantially reduce our indebtedness under the Notes well in advance of their maturity. We believe that restructuring our balance sheet in this way will provide us with greater financial flexibility and reduce the risks that adverse developments in the credit or capital markets or adverse changes in our business would make it difficult for us to pay the outstanding principal balance of the Notes at their maturity. See Section 9, “Source and Amount of Exchange Consideration” and Section 10, “Conditions of the Exchange Offers.” We further believe that purchasing the Notes in the Exchange Offers is an effective use of our cash resources at this time.
     We also believe that the Exchange Offers provides an opportunity to holders to gain liquidity with respect to the Notes through receipt of Common Stock and cash in exchange for their Notes.
     Any Notes that we accept for exchange will be canceled.
     Certain Information about the Company.
      We are a leading provider of optical subsystems and components that connect short-distance local area networks, or LANs, and storage area networks, or SANs, and longer distance metropolitan area networks, or MANs and wide area networks, or WANs. Our optical subsystems consist primarily of transmitters, receivers, transceivers and transponders which provide the fundamental optical-electrical interface for connecting the equipment used in building these networks. These products rely on the use of semiconductor lasers and photodetectors in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable at speeds ranging from less than 1 gigabits per second, or Gbps, Gbps to 40 Gbps, using a wide range of network protocols and physical configurations over distances of 70 meters to 200 kilometers. We supply optical transceivers and transponders that allow point-to-point communications on a fiber using a single specified wavelength or, bundled with multiplexing technologies, can be used to supply multi-gigabit bandwidth over several wavelengths on the same fiber. We also provide products for dynamically switching network traffic from one optical wavelength to another across multiple wavelengths known as reconfigurable optical add/drop multiplexers, or ROADMs. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers for LAN and SAN applications and passive optical components used in building MANs. Our manufacturing operations are vertically integrated, and we utilize internal sources for many of the key components used in making our products including lasers, photodetectors and integrated circuits, or ICs, designed by our internal IC engineering teams. We also have internal assembly and test capabilities that make use of internally designed equipment for the automated testing of our optical subsystems and components.
     Historically, we have also provided network test systems primarily to leading storage equipment manufacturers such as Brocade, EMC, Emulex, Hewlett-Packard Company and Qlogic for testing and validating equipment designs.
     On August 29, 2008, we completed a business combination with Optium Corporation, a leading designer and manufacturer of high performance optical subsystems for use in telecommunications and cable TV network systems (see note 2 to condensed consolidated financial statements). The combination was consummated as a merger of Optium with a wholly-owned subsidiary of Finisar. We have accounted for the combination of Finisar and Optium using the purchase method of accounting and as a result have included the operating results of Optium in our consolidated financial results since the August 29, 2008 merger date. The Optium results are included in our optical subsystems and components segment. We believe that the combination of the two companies created the world’s largest supplier of optical components, modules and subsystems for the communications industry and will leverage the Company’s leadership position in the storage and data networking sectors of the industry and Optium’s leadership position in the telecommunications and CATV sectors to create a more competitive industry participant.
     Recent Developments.
     Sale of Network Tools Division. On July 8, 2009, we entered into an agreement to sell substantially all of the assets of our Network Tools Division to JDS Uniphase Corporation for a cash purchase price of $40.60 million. We anticipate that this transaction will close on or about July 15, 2009, prior to the Expiration Date, and such proceeds will be available to finance part of the cash portion of the Exchange Consideration.
     Lack of Liquidity/Bank Arrangements. Our available cash and cash equivalents were approximately $37.2 million as of April 30, 3009. Even with the sale of the Network Tools Division, we will not have sufficient cash to finance the full cash portion of the Exchange Consideration and repay the remaining balance of the outstanding Notes at their maturity in October 2010. We are a party to credit agreements with Silicon Valley Bank (the “SVB Agreements”) which provide, subject to certain restrictions and limitations, credit facilities up to $65 million, including $45 million under a secured revolving line of credit, $16 million under an accounts receivable purchase line of credit and $4 million under a credit line for standby letters of credit. Currently, we have no borrowings outstanding under the secured line of credit, although borrowings available under the line are currently limited to $25 million based on financial covenants contained in the SVB Agreements. The credit lines for accounts receivable purchases and standby letters of credit are fully utilized. On July 8, 2009, we received a written commitment from Silicon Valley Bank to modify the SVB Agreements to facilitate the Exchange Offers. Principal modifications include:
     •      A reduction in the total size of our secured revolving line of credit from $45 million to $25 million;
     •      An increase in the interest rates on borrowings under the revolving credit facility to the bank’s prime interest rate plus 1.00% (from ..50%) or, at our election, the LIBOR rate plus 3.50% (from 3.00%); and
     •      Revised covenants which permit the use of borrowings under the credit line for a portion of the Exchange Consideration in connection with the Exchange Offers and the use of up to an aggregate of $50 million of cash from all sources for that purpose.
     We anticipate that we will need to raise additional funds prior to the maturity of the Notes in October 2010, and are currently exploring alternative sources of equity or debt financing. We may seek to raise such capital through public or private equity financings, debt financings or restructurings, additional bank borrowings or other sources. However, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. The accompanying condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.
     Corporate Information.
     We were incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Our principal executive offices are located at 1389 Moffett Park Drive, Sunnyvale, California 94089, and our telephone number at that location is (408) 548-1000. Our shares of Common Stock trade on The Nasdaq Global Select Market under the symbol “FNSR.” Our Internet home page is located at http://www.finisar.com; however, the information in, or that can be accessed through, our home page is not part of this Offer to Exchange. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. See “Available Information” and “Incorporation of Documents by Reference.”
2. Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock.
     Description of the Notes.
     The following description of the Notes and any other descriptions of the Notes contained in this Offer to Exchange are qualified in their entirety by reference to the respective indentures pursuant to which they were issued. The terms of each series of the Notes are as stated in the respective indentures for that series and as made a part of that Indenture by reference to the Trust Indenture Act of 1939. The Notes are subject to all such terms and the Holders are referred to the respective indentures and the Trust Indenture Act of 1939 for a statement thereof. Copies of the indentures are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Exchange.
     The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective Indentures governing the Notes, will remain unchanged by the Exchange Offers. No amendment to the Indentures is being sought in connection with the Exchange Offer.
     2 1/2% Convertible Subordinated Notes due 2010. The Sub Notes are governed by an indenture, dated as of October 15, 2003 (the “Sub Notes Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our quarterly report on Form 8-K, which was filed with the SEC on December 10, 2003. The Sub Notes are due October 15, 2010 and bear interest at a rate of 2 1/2% per annum, payable on April 15 and October 15 of each year until the Sub Notes are repaid, converted, redeemed or repurchased. The Sub Notes are convertible into our Common Stock, at a conversion price of $3.705 per share, equal to a conversion rate of 269.9055 shares per $1,000 principal amount of Sub Notes.
     We may elect to redeem for cash some or all of the Sub Notes at any time at a redemption price of 100% of the principal amount of the Sub Notes being redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date of mailing notice to holders of such optional redemption. Upon a change in control, as described in the Sub Notes Indenture, each holder of the Sub Notes will have the right to require us to repurchase some or all of such holder’s Sub Notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, on such notes to, but excluding, the repurchase date. We may, at our option, elect to pay the change of control purchase price in cash, shares of our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the date we are required to repurchase the Sub Notes, or a combination thereof. We cannot pay the change in control purchase price in common stock unless we satisfy the conditions described in the Sub Notes Indenture.
     On January 12, 2004, we filed a registration statement on Form S-3 (Reg. No. 333-111861) with the SEC covering the resale of the Sub Notes and the Common Stock issuable upon conversion of the Sub Notes.
     2 1/2% Convertible Senior Subordinated Notes due 2010. The Senior Sub Notes are governed by an Indenture, dated as of October 12, 2006 (the “Senior Sub Notes Indenture”), by and between us and U.S. Bank National Association, as Trustee, filed as an exhibit to our Current Report on Form 8-K which was filed with the SEC on October 17, 2006. The Senior Sub Notes are due October 12, 2010 and bear interest at a rate of 2 1/2% per annum, payable on April 15 and October 15 of each year until the Senior Sub Notes are repaid, converted, redeemed or repurchased. The Senior Sub Notes are convertible into our Common Stock, at the conversion price of approximately $3.28 per share, equal to a conversion rate of 304.9055 shares per $1,000 principal amount of Senior Sub Notes. Upon conversion of each $1,000 principal amount of notes, the holders will receive: (A) cash and (B) to the extent the conversion value of the note is greater than $1,000, Common Stock.
     We are entitled to redeem some or all of the Senior Sub Notes at any time and from time to time on or after October 15, 2007, at a redemption price equal to 100% of the principal amount of Senior Sub Notes being redeemed, plus accrued and unpaid interest, if any, on such Senior Sub Notes to, but excluding, the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date of mailing notice to holders of such optional redemption. Upon a change in control, each holder of the Senior Sub Notes will have the right to require us to repurchase some or all of such holder’s Senior Sub Notes at a repurchase price equal to 100% of the principal amount of the Senior Sub Notes being repurchased, plus accrued and unpaid interest, if any, on such Senior Sub Notes to, but excluding, the repurchase date. We may, at our option, elect to pay the change of control purchase price in cash, shares of our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the date we are required to repurchase the Senior Sub Notes, or a combination thereof. We cannot pay the change in control purchase price in common stock unless we satisfy the conditions described in the indenture under which the notes have been issued. In addition, upon a conversion in connection with the change in control, we shall be required to pay a premium make-whole amount to the holders of the Senior Sub Notes so converted, which will increase the conversion rate applicable to the notes. The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the change in control.
     The Senior Sub Notes are senior to the Sub Notes. All of the Notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.
     Comparison of the Notes and the Common Stock.
     The following is a description of certain material differences between the rights of holders of the Notes and holders of shares of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.
     Governing Document. As a holder of the Notes, your rights currently are set forth in, and you may enforce your rights under, an indenture governing each series of the Notes and by the Notes. If you participate in one or both of the Exchange Offers, your rights as a holder of our shares of our Common Stock will be set forth in, and you may enforce your rights under, our amended and restated certificate of incorporation, as amended from time to time, and our amended and restated bylaws, as effective from time to time.
     Ranking. In any liquidation or bankruptcy of the Company, our shares of Common Stock would rank below all claims against us or holders of any of our indebtedness, including the Notes. Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the Notes would be entitled to receive payment in full of principal and interest before any holders of shares of our Common Stock receive any payments or distributions. Therefore, holders of shares of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the Notes, have been satisfied in full. In addition, holders of any preferred stock we may issue in the future will have a priority over the holders of shares of our Common Stock with respect to the distribution of our assets in the event of our liquidation or dissolution.
     Dividends/Distributions/Payments. We do not anticipate declaring or paying any cash dividends on shares of our Common Stock for the foreseeable future. Holders of the Notes are entitled to receive interest payments at the interest rates specified in the Notes and are entitled to receive the principal amount of each series of Notes upon such series’ maturity. Our shares of Common Stock never mature.
     Redemption. We may redeem each series of the Notes under the terms of the indenture governing such series of Notes and at the prices set forth in such indenture. Our shares of Common Stock are not subject to redemption.
     Repurchase. The indentures governing each series of Notes provide that each Holder of the Notes will have the right to require us to repurchase the Notes for cash in the event of a “Change in Control” (as defined in each applicable indenture). The purchase price under each indenture is equal to 100% of the principal amount of the notes plus accrued and unpaid interest and, with respect to the Senior Sub Notes, a possible make-whole payment. Our shares of Common Stock are not subject to repurchase.
     Listing. Our shares of Common Stock are listed on The Nasdaq Global Select Market under the symbol “FNSR.” The Notes are eligible for trading in the PORTAL Market, however trading in the Notes has been limited.
     Voting Rights. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Notes do not have voting rights.
     Description of Capital Stock.
     The following description of our shares of Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, as amended, and all applicable provisions of Delaware law.
     General. We are authorized to issue 750,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on July 8, 2009 there were 485,270,318 shares of our common stock outstanding and warrants to purchase approximately 304,000 shares of our Common Stock were outstanding. As of the close of business on July 8, 2009, we had no shares of preferred stock outstanding.
     Voting Rights.
          General Voting Rights. Except as otherwise provided by law or as set forth in our amended and restated certificate of incorporation, or as otherwise may be provided by any then outstanding series of preferred stock, the holders of Common Stock will have general voting power on all matters as a single class.
          Votes Per Share. On each matter to be voted on by the holders of Common Stock, each outstanding share of Common Stock will be entitled to one vote per share.
          Cumulative Voting. Holders of Common Stock are not entitled to cumulative voting of their shares in elections of directors.
          Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Finisar, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of Common Stock will be entitled to share in the remaining assets of Finisar on a pro rata basis.
     Dividends. Shares of Common Stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends.
     Preemptive Rights. No holder of shares of any class or series of capital stock of Finisar will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Finisar.
     Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.
     Anti-Takeover Provisions. The Delaware General Corporation Law, which we refer to as the DGCL, and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of Finisar, including an acquisition of Finisar by means of a tender offer, an acquisition of Finisar by means of a proxy contest and removal of our incumbent officers and directors, without the support of the board of directors of Finisar. A summary of these provisions follows.
          Election and Removal of Directors
     Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of Finisar because it generally makes it more difficult for stockholders to replace a majority of the directors.
          Stockholder Meetings
     Under our amended and restated bylaws, special meetings of stockholders may only be called by (i) by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption) or (ii) by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.
          Requirements for Advance Notification of Stockholder Nominations and Proposals
     Our amended and restated bylaws contain provisions requiring stockholders to give advance written notice to Finisar of a proposal or director nomination to have the proposal or the nominee considered at an annual meeting of stockholders. The written notice must usually be given not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a special meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The written notice must set forth (i) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the special meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares of Finisar which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.
          Elimination of Stockholder Action by Written Consent
     Our amended and restated certificate of incorporation provides that stockholders may not act by written consent and may act only via action taken at an annual or special meeting of the stockholders.

          Undesignated Preferred Stock
     Our amended and restated certificate of incorporation authorizes the issuance of undesignated or “blank check” preferred stock. The authorization of blank check preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Finisar. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Finisar.
          Amendment of Charter Provisions
     The amendment of any of the above provisions (other than the provisions establishing the undesignated preferred stock) by our stockholders would require approval by holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of Finisar entitled to vote generally in the election of directors, voting together as a single class.
          Provisions of Delaware Law
     We are subject to Section 203 of the DGL regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for a period of three years, unless:
•	prior to the time that a stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that a stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
     Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.
          Stockholder Rights Plan
     In September 2002, our board of directors adopted a stockholder rights plan under which our stockholders received one share purchase right for each share of our common stock held by them. The rights are not currently exercisable or tradable separately from our common stock and are currently evidenced by the common stock certificates. The rights expire on September 24, 2012 unless earlier redeemed or exchanged by us. Subject to certain exceptions, the rights will become exercisable when a person or group (other than certain exempt persons) acquires, or announces its intention to commence a tender or exchange offer upon completion of which such person or group would acquire, 20% or more of our common stock without prior board approval. Should such an event occur, then, unless the rights have been redeemed or have expired prior to or are exchanged as a result of such event, Finisar stockholders, other than the acquirer, will be entitled to purchase shares of our common stock at a 50% discount from its then-Current Market Price (as defined) or, in the case of certain business combinations, purchase the common stock of the acquirer at a 50% discount.

     Potential Reverse Stock Split. At our 2006 annual meeting of stockholders held on September 28, 2006, our stockholders approved a proposal to authorize our board of directors to amend our amended and restated certificate of incorporation to effect a reverse stock split at a ratio of between 1-for-2 to 1-for-8, with the exact ratio to be determined by our board of directors in its discretion. As we did not take any action to effect the reverse stock split pursuant to that approval, at our 2007 annual meeting of stockholders held on March 19, 2008, we solicited and received stockholder approval of an extension of time within which our board is authorized to effect the reverse stock split to any time prior to our 2009 annual meeting of stockholders. The reverse stock split, if implemented, would reduce the number of issued and outstanding shares of common stock, but would not change the number of authorized shares or the par value or the voting rights of the common stock, and, except for the impact of the elimination of fractional shares, each stockholder’s proportionate ownership interest in Finisar would be the same immediately before and after the reverse stock split.
     Preferred Stock. Preferred stock may be issued from time to time in one or more series, each of which will have the voting powers, designation, preferences and relative, participating, or other special rights and qualifications, limitations or restrictions thereof as are determined by the board of directors, which may include, among other things, dividend rights, redemption rights, voting power, liquidation preferences and conversion rights.
3. Terms of the Exchange Offers.
     Offer and Exchange Consideration. Upon the terms and subject to the conditions of the Exchange Offers (including, if either of the Exchange Offers are amended or extended, the terms and conditions of any amendment or extension), we are offering to exchange, in separate concurrent offers, shares of our Common Stock and cash for a maximum of $37,500,000 aggregate principal amount of our outstanding Sub Notes and a maximum of $57,500,000 aggregate principal amount of our outstanding Senior Sub Notes. The Exchange Consideration for each Exchange Offer will have a value not greater than $750 nor less than $700 per $1,000 principal amount of Notes, with such value determined by the “Modified Dutch Auction” procedure described below. The mix of Exchange Consideration will consist of (i) $525 in cash, and (ii) the Common Stock Portion. Although the cash portion of the Exchange Consideration for each Exchange Offer is fixed, the Common Stock Portion of the Exchange Consideration for each Exchange Offer may vary depending on the final value of the Exchange Consideration determined for such Exchange Offer by the “Modified Dutch Auction” procedure described herein. We will conduct a separate “Modified Dutch Auction” procedure for each Exchange Offer. The number of shares of Common Stock that you will receive as part of the Exchange Consideration will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the 8-day VWAP. We will announce the 8-day VWAP prior to the opening of trading on July 23, 2009. The 8-day VWAP will be the same for both Exchange Offers. Accrued and unpaid interest on Notes validly tendered and not withdrawn in each Exchange Offer, up to, but not including, the settlement date, will be paid in cash.
     The CUSIP numbers assigned to each series of Notes are set forth on the cover of this Offer to Exchange.
     Under the “Modified Dutch Auction” procedure, we will determine the value of the Exchange Consideration that we will pay per $1,000 principal amount of Notes validly tendered and not properly withdrawn from each Exchange Offer, taking into account the total amount of Notes validly tendered and not properly withdrawn from such Exchange Offer and the range of possible consideration specified by tendering Note holders (each, a “Holder, and together, “Holders”). We will determine a single value for the Exchange Consideration, which will not be less than $700 or more than $750 per $1,000 principal amount of Notes, that will allow us to purchase (i) $37,500,000 aggregate principal amount of the Sub Notes, and (ii) $57,500,000 aggregate principal amount of the Senior Sub Notes, in each case, validly tendered pursuant to the Exchange Offers and not properly withdrawn. All Notes exchanged in each Exchange Offer will be exchanged for the same Exchange Consideration, including those Notes tendered for Exchange Consideration in amounts less than the Exchange Consideration determined by us for such Exchange Offer. Only Notes validly tendered and not properly withdrawn from an Exchange Offer for Exchange Consideration equal or less than the Exchange Consideration determined by us will be exchanged in that Exchange Offer. However, due to the proration provisions described below, we may not exchange all of the Notes tendered at or below the Exchange Consideration determined by us if more than the aggregate principal amount of Notes that we seek to exchange are tendered at or below the Exchange Consideration. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders, at our expense, promptly after the expiration of the Exchange Offers.
     The portion of the Exchange Consideration consisting of the shares of Common Stock to be issued in each Exchange Offer has not been registered with the SEC. As described elsewhere in this Offer to Exchange, the issuance of shares of Common Stock upon exchange of the Notes in the Exchange Offers is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and, therefore, certain Holders may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the Exchange Offers should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the Exchange Offers, you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP prior to tendering your Notes. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18, “Certain Securities Laws Considerations.”
     As of July 8, 2009, an aggregate of $142,000,000 principal amount of both series of Notes were outstanding, consisting of $50,000,000 principal amount of the Sub Notes and $92,000,000 principal amount of the Senior Sub Notes. Accordingly, the Exchange Offer Amount represents approximately 66.9% of the total aggregate outstanding principal amount of the Notes.
     Proration. If the amount of Sub Notes validly tendered at or below the Exchange Consideration determined by us and are not properly withdrawn on or prior to the Expiration Date exceeds the Sub Notes Offer Amount, we will accept for exchange such Sub Notes that are validly tendered and not properly withdrawn at the Exchange Consideration determined by us on a pro rata basis from among such tendered Sub Notes. If the amount of Senior Sub Notes validly tendered at or below the Exchange Consideration determined by us and are not properly withdrawn on or prior to the Expiration Date exceeds the Senior Sub Notes Offer Amount, we will accept for exchange such Senior Sub Notes that are validly tendered and not properly withdrawn at the Exchange Consideration determined by us on a pro rata basis from among such tendered Senior Sub Notes. In all cases, we will make appropriate adjustments to avoid exchanges of Notes in a principal amount other than an integral multiple of $1,000.
     Any principal amount of Notes tendered but not exchanged pursuant to the Exchange Offers, including Notes tendered pursuant to the Exchange Offers at Exchange Consideration greater than the Exchange Consideration determined by us for such offer and Notes not exchanged because of proration, will be returned to the tendering Note Holders at our expense promptly following the earlier of the Expiration Date or the date on which the Exchange Offers are terminated.
     In the event that proration of tendered Sub Notes or Senior Sub Notes is required, we or the Depositary will determine the final proration factor promptly after the Expiration Date. Although we do not expect to be able to announce the final results of the proration of such series of Notes until approximately three business days after the Expiration Date, we will announce preliminary results of proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from the Information Agent. Exchange Act Rule 14e-1(c) requires that we deliver the consideration offered or return the Notes deposited pursuant to the Sub Notes Offer and Senior Sub Notes Offer promptly after the termination or withdrawal of the Sub Notes Offer and Senior Sub Notes Offer.
     Conditions. We will not be obligated to consummate the Exchange Offers if the documentation formalizing the modifications which Silicon Valley Bank has committed to make to the SVB Agreements have not been executed and delivered by the parties prior to the Expiration Date. Additionally, our obligation to accept for exchange, and to exchange for, Notes validly tendered pursuant to the Exchange Offers is conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of the other conditions set forth in Section 10, “Conditions of the Exchange Offers.” If by the Expiration Date any or all of such conditions have not been satisfied, we reserve the right (but will not be obligated) to (a) extend or otherwise amend either of the Exchange Offers in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, exchange Notes validly tendered pursuant one or both of the Exchange Offers.
     Expiration of the Exchange Offers. The Exchange Offers will expire at 5:00 p.m., New York City time, on Thursday, August 6, 2009, unless extended by us.
     We expressly reserve the right, in our sole discretion, to purchase Notes in aggregate principal amount in excess of each of the Sub Notes Offer Amount and the Senior Sub Notes Offer Amount and to increase the Exchange Consideration, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of Sub Notes and Senior Sub Notes not to exceed 2% of the aggregate principal amount outstanding without amending or extending the Exchange Offers.
4. Amendment; Extension; Waiver; Termination.
     Subject to applicable securities laws and the terms and conditions set forth in this Offer to Exchange, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Exchange Offers” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of either Exchange Offer, (b) extend either Exchange Offer, or (c) otherwise amend either Exchange Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate either Exchange Offer described under Section 10, “Conditions of the Exchange Offers.” Irrespective of any amendment to either Exchange Offer, all Notes previously tendered pursuant to either Exchange Offer and not accepted for exchange or withdrawn will remain subject to the Exchange Offers and may be accepted thereafter for exchange by us.
     If we materially change the terms of either Exchange Offer or the information concerning either Exchange Offer, or if we waive a material condition to either Exchange Offer, we will disseminate additional information and extend such Exchange Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend either Exchange Offer for any other reason. In addition, if the Consideration Range is increased or decreased or the principal amount of Notes subject to either Exchange Offer is increased or decreased, such Exchange Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders, by press release or otherwise.
     If we purchase an additional amount of each of the Sub Notes or the Senior Sub Notes, not to exceed 2% of the outstanding principal amount of such Notes, pursuant to Exchange Act Rule 13e-4(f)(1)(ii), this will not be deemed a material change to the terms of the Exchange Offers, and we will not be required to amend or extend the Exchange Offers.
     Any extension, amendment or termination of either Exchange Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of public announcement as we deem appropriate.
     If for any reason the acceptance for exchange (whether before or after any Notes have been accepted for exchange pursuant to either Exchange Offer), or the exchange for, Notes subject to either Exchange Offers are delayed or if we are unable to accept for exchange, or exchange for, Notes pursuant to either Exchange Offer, then, without prejudice to our rights under such Exchange Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Exchange Consideration for Notes which we have accepted for exchange pursuant to an Exchange Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.
     Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Exchange Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Exchange.
5. Certain Significant Considerations.
     The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Notes pursuant to the Exchange Offers.
     Position of the Company Concerning the Exchange Offers. Our board of directors has approved the Exchange Offers. However, neither we nor any member of our board of directors, the Financial Advisor, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the amount of Exchange Consideration in exchange for which you may choose to tender your Notes. Neither we nor any member of our board of directors, the Financial Advisor, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to either Exchange Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender and the Exchange Consideration at which your Notes should be tendered. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Exchange and in the related Letter of Transmittal, including our reasons for making the Exchange Offers.
     Necessity of Raising Additional Capital; Substantial Existing Indebtedness. We believe that our existing balances of cash, cash equivalents and short-term investments together with the cash expected to be generated from future operations will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We also have substantial existing debt and will continue to have substantial indebtedness after the Exchange Offers are consummated. There can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our operating expenses and other obligations, including our debt service obligations under the Notes that remain outstanding following consummation of the Exchange Offers.
     Risk of Reduced Claim in the Event of a Bankruptcy. If a bankruptcy petition were to be filed against us or we file a bankruptcy petition on or within 90 days (or within one year if the tendering holder is an insider) following the consummation of the Exchange Offers, it is possible that the payments we make to tendering Holders may constitute a voidable preference under U.S. bankruptcy law. For such a payment to be recovered as a voidable preference, we must have been insolvent at the time of the consummation of the Exchange Offers. There is a presumption that a debtor is insolvent during the 90 days prior to the filing of a bankruptcy petition, but a tendering Holder might try to rebut this presumption. We believe that we are presently solvent and that, taking into account the transactions described in Section I, “Purpose of the Exchange Offers; Certain Information about the Company,” we will be solvent after consummation of the Exchange Offers, but we can give no assurances that a court would not reach a contrary conclusion. If the tender of the Notes is deemed to be a voidable preference, the tendering Holder could be forced to return any payment received from us in the Exchange Offers and the claim of the Holder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Notes tendered by such Holder. As a result, Holders who tender their Notes in the Exchange Offers may have a reduced claim as opposed to Holders who do not tender in the Exchange Offers if we file for bankruptcy protection within 90 days following the consummation of the Exchange Offers.
     Cancellation of Indebtedness Income to the Company. The exchange of Notes pursuant to the Exchange Offers will result in cancellation of indebtedness income for U.S. federal and state income tax purposes to us to the extent that the Exchange Consideration is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are exchanged. Although we cannot provide any assurances in this regard, we currently expect that, if the Exchange Offers result in cancellation of indebtedness income, some portion of such income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur U.S. federal and state income tax liabilities.
     In addition, we may be subject to the alternative minimum tax provisions of the Code, in connection with, cancellation of indebtedness income, if any resulting from the exchange of the Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. We may also be subject to state and local tax liability in connection with exchange of the Notes as a result of such cancellation of indebtedness income.
     Inability to Use Net Operating Losses. We have substantial tax loss carryforwards for U.S. federal income tax purposes. As a result of prior changes in the stock ownership of the Company, our ability to use such carryforwards to offset future income or tax liability is limited under section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Moreover, future changes in the ownership of our stock, including those resulting from the issuance of shares of our Common Stock in the Exchange Offers, may further limit our ability to use our net operating losses.
     Restructuring Costs. Restructuring our obligations under our Notes through the Exchange Offers will result in increased costs to us and will result in significant dilution to holders of shares of our Common Stock. Holders of the Notes participating in the Exchange Offers will receive a portion of the Exchange Consideration in cash in connection with the Exchange Offers, which will decrease the cash available to fund our future operations. The Exchange Offers have also resulted in significant advisory and professional fees in connection with evaluating our alternatives under the Notes and pursuing the Exchange Offers.
     Limited Trading Market for the Notes and the Effects of the Exchange Offers on the Market for Notes. The Notes are eligible for trading in the PORTAL Market, however trading in the Notes has been limited. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered and accepted for purchase pursuant to the Exchange Offers, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Exchange Offers may be adversely affected to the extent that the principal amount of Notes exchanged pursuant to the Exchange Offers reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Exchange Offers. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, our performance and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Exchange Offers.
     The Conversion Price of the Notes is Significantly Greater than our Recent Share Prices. The Notes are convertible into shares of our Common Stock only at the option of Holders at any time on or before the dates and at the current conversion prices as described in Section 2, “Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock,” subject to adjustment for certain events. The closing price for shares of our Common Stock on The NASDAQ Global Select Market on July 8, 2009 was $0.46 per share.
     Conditions to the Consummation of the Exchange Offers and Related Risks. The Exchange Offers are subject to conditions described in more detail in Section 10, “Conditions of the Exchange Offers.” See also “Risk Factors” and the paragraphs entitled “Necessity of Raising Additional Capital; Substantial Existing Indebtedness” and “Risk of Reduced Claim in the Event of a Bankruptcy” above in this section.
     Purchase of Notes following Consummation of the Exchange Offers. We may purchase or repay any Notes not tendered in the Exchange Offers on terms that could be more favorable to Holders than the terms of the Exchange Offers. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any such purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Exchange Offers. We also reserve the right to repay any Notes not tendered in the Exchange Offers after the Notes become redeemable or at maturity. In addition, Holders may, under circumstances provided for in the respective indentures, require us to repurchase some or all of their Notes if a “Change in Control” (as defined in the indenture) occurs, at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (and additional amounts, if any) to the repurchase date. If we repurchase or redeem Notes that are not tendered in the applicable Exchange Offers on terms that are more favorable than the terms of such Exchange Offer, those Holders that decided not to participate in such Exchange Offer would be better off than those that participated in such Exchange Offer.
     Treatment of Notes Not Tendered in the Exchange Offers. Notes not tendered and exchanged in the Exchange Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing such Notes, will remain unchanged. No amendment to the Indentures is being sought in connection with the Exchange Offers.
     Under certain circumstances, we may redeem some or all of certain series of the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional amounts, if any) to the redemption date, and under certain circumstances, certain series of the Notes will automatically convert to shares of our Common Stock. See Section 2, “Description of the Notes; Comparison of the Notes and the Common Stock; Description of Capital Stock.” However, there can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from exchanging or purchasing any Notes, other than in the Exchange Offers, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
     We may not be able to pay our debt and other obligations. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of this Exchange Offers or our other obligations, we would be in default under the terms thereof, which would permit the Holders to accelerate the maturity of the Notes and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an event of default as defined in the indentures.
6. Procedures for Tendering Notes.
     Proper Tender of Notes. For Notes held through a broker, dealer, commercial bank, trust company or other nominee to be validly tendered pursuant to the applicable Exchange Offer, the Depositary must receive confirmation of receipt of such Notes from DTC pursuant to the DTC transfer procedures outlined below on or prior to the Expiration Date. For Notes held in certificated form, the certificates evidencing such Notes together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Exchange. The tender of Notes pursuant to either Exchange Offer and pursuant to one of these procedures (subject to the right to withdraw tendered Notes set forth in Section 7, “Withdrawal of Tenders”) will constitute a binding agreement between the tendering Holder and us with respect to the Exchange Offer related to the tendered Notes upon subsequent acceptance of such tender by us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal regardless of whether such tendering Holder is required to complete and submit a Letter of Transmittal.
     Except as provided below in the section “Guaranteed Delivery,” unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

     Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.
     Specification of Exchange Consideration. Holders desiring to tender their certificated Notes in each Exchange Offer can indicate the value of the Exchange Consideration within the Consideration Range (in multiples of $5 per $1,000 principal amount) at which they wish to tender their Notes in the section of the Letter of Transmittal captioned “Description of Notes Tendered—Value of Exchange Consideration per $1,000 Principal Amount in Increments of $5 (not greater than $750 or less than $700).” If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you must communicate your acceptance and submit a value for the Exchange Consideration that you wish to tender such Notes through your nominee to DTC, as discussed below.
     Alternatively, if you wish to maximize the chance that we will exchange your Notes, you should refrain from specifying the Exchange Consideration at which you are tendering your Notes, in which case, you will accept the Exchange Consideration determined by us in the Exchange Offers. You should understand that not specifying the Exchange Consideration at which your Notes are being tendered may have the effect of lowering the Exchange Consideration paid for Notes in the Exchange Offers, and could result in your Notes being exchanged at the minimum Exchange Consideration of $700 per $1,000 principal amount. A Holder may tender different portions of the principal amount of such Holder’s Notes for different Exchange Consideration; however, a Holder may not specify a value of Exchange Consideration for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such Holder. In other words, the same Notes cannot be tendered at more than one value for the Exchange Consideration. To tender Notes validly, only one value for the Exchange Consideration (or no price) can be specified in the appropriate section in the Letter of Transmittal or by your broker, dealer, commercial bank, trust company or other nominee.
     Tender of Notes Held Through DTC. The Depositary and DTC have confirmed to us that the Exchange Offers are eligible for transfer through DTC’s ATOP procedures. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offers by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.
     The Depositary will establish and maintain one or more accounts with respect to the Notes at DTC promptly after the date of this Offer to Exchange (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Notes may make delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with the ATOP procedures for such transfer. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary which states that DTC has received an express acknowledgment from the DTC participant (i) tendering Notes which are held through DTC, and (ii) acknowledging that such DTC participant has received and agrees to be bound by the terms of the applicable Exchange Offer(s), as set forth in this Offer to Exchange and the Letter of Transmittal, and that we may enforce such agreement against such participant. The Depositary’s confirmation of an Agent’s Message, and transfer of Notes into the Depositary’s account at DTC, form a “Book-Entry Confirmation” pursuant to the ATOP procedures.
     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the applicable Exchange Offer(s) should contact such registered Holder promptly and instruct such registered Holder to tender Notes on such beneficial owner’s behalf through the ATOP procedures.
     If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.
     Tender of Notes Held in Physical Form. In order to validly tender Notes held in physical form pursuant to the Exchange Offers, Holders must return a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, along with the certificates representing such Notes and any other documents required by the Letter of Transmittal, to the Depositary at its address set forth on the back cover of this Offer to Exchange, and the Depositary must receive such documents on or prior to 5:00 p.m., New York City time, on Thursday, August 6, 2009.
     Letters of Transmittal and Notes must be sent to the Depositary. Letters of Transmittal and Notes sent to us, the Financial Advisor, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed validly tendered by the Holder thereof.
     The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.
     Signature Guarantees. No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.
     Guaranteed Delivery. If a Holder desires to tender Notes pursuant to either Exchange Offer and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder’s Letter of Transmittal, Notes certificates and any other required documents to reach the Depositary on or prior to the Expiration Date, or (c) the procedures for DTC transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is received by the Depositary and accepted by us on or prior to the Expiration Date as provided below; and (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery must be delivered to the Depositary by hand, mail, overnight courier or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
     Effect of the Agent’s Message or Letter of Transmittal. Subject to and effective upon the acceptance for exchange of and exchange for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a DTC transfer, by the transmission of an Agent’s Message), a tendering Holder (a) irrevocably sells, assigns and transfers to, or upon the order of, us all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to participate in any redemption or defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as our agent) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon our order, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will not have the rights to, or control over, funds from us, except as our agent, for the purchase price for any Notes tendered pursuant to the Exchange Offers that are exchanged by us), all in accordance with the terms of the applicable Exchange Offer.
     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us. We reserve the right to reject any or all tenders of any Notes determined by us not to be in proper form or if the acceptance of or exchange of such Notes may, based on the advice of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive or amend any condition to either Exchange Offer that we are legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition to either Exchange Offer is waived with respect to any particular Holder of Notes subject to that Exchange Offer, the same condition will be waived with respect to all such Holders with respect to that Exchange Offer. Our interpretation of the terms and conditions of either Exchange Offers (including the Letter of Transmittal and the instructions thereto) may only be challenged in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
     No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Financial Advisor, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.
     Compliance with “Short Tendering” Rule. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Exchange Offer related to the Notes. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
     A tender of Notes in the Exchange Offer related to the Notes under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of that Exchange Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Exchange Offer related to the Notes within the meaning of Exchange Act Rule 14e-4, and (b) the tender of such Notes complies with Rule 14e-4. Our acceptance for exchange of Notes tendered pursuant to an Exchange Offer related to the Notes will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of that Exchange Offer.
7. Withdrawal of Tenders.
     A tender of Notes pursuant to an Exchange Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for exchange by us pursuant to that Exchange Offer, may be withdrawn at any time after midnight, New York City time, on Wednesday, September 2, 2009, but no Exchange Consideration shall be delivered in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Exchange, tenders of Notes pursuant to the Exchange Offers related to the Notes are irrevocable.
     After the Expiration Date, if, for any reason whatsoever, acceptance for exchange of, or exchange for, any Notes tendered pursuant to either Exchange Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for exchange or exchange for the Notes tendered pursuant to either Exchange Offer, we may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

     For a withdrawal of Notes tendered pursuant to either Exchange Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Exchange. Any such notice of withdrawal must either, (i) for Notes tendered by means of a Letter of Transmittal, (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by DTC transfer) and the aggregate principal amount represented by such Notes, and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes, or (ii) for Notes tendered through DTC, be in the form of a request for withdrawal message from DTC. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not affected by the Depositary.
     Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.
     Any Notes that have been tendered pursuant to an Exchange Offer but that are not exchanged will be returned to the Holder thereof at our expense promptly following the earlier to occur of the Expiration Date or the date on which such Exchange Offer is terminated without any Notes being exchanged thereunder.
     All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us.
     None of the Company, the Depositary, the Financial Advisor, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.
8. Acceptance of Notes for Exchange; Accrual of Interest.
     Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Exchange Offers (including if any such Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, we will accept for exchange, and thereby exchange, all Notes validly tendered and not properly withdrawn at or below the Exchange Consideration determined by us pursuant to the applicable Exchange Offer (subject to the proration provisions set forth below).
     If the principal amount of Sub Notes validly tendered at or below the Exchange Consideration determined by us and not properly withdrawn on or prior to the Expiration Date exceeds the Sub Notes Offer Amount, we will, upon the terms and subject to the conditions of the Exchange Offers, exchange Sub Notes at or below the Exchange Consideration determined by us on a pro rata basis from Sub Notes validly tendered at or below the Exchange Consideration determined by us and not properly withdrawn from the Sub Notes Offer. If the principal amount of Senior Sub Notes validly tendered at or below the Exchange Consideration determined by us and not properly withdrawn on or prior to the Expiration Date exceeds the Senior Sub Notes Offer Amount, we will, upon the terms and subject to the conditions of the Exchange Offers, exchange Senior Sub Notes at or below the Exchange Consideration determined by us on a pro rata basis from Senior Sub Notes validly tendered at or below the Exchange Consideration determined by us and not properly withdrawn from the Senior Sub Notes Offer. In all cases, we will make appropriate adjustments to avoid exchanges of Notes in a principal amount other than an integral multiple of $1,000.
     We will be deemed to have accepted for exchange pursuant to the applicable Exchange Offer and thereby have exchanged, validly tendered Notes when we give written notice to the Depositary of our acceptance of the Notes for exchange pursuant to that Exchange Offer. In all cases, the Exchange Consideration (including cash and shares of Common Stock) for the tendered Notes will be deposited with the Depositary, which will act as agent for tendering Holders for the purpose of receiving the Exchange Consideration from us and transmitting such Exchange Consideration to such Holders.

     We expressly reserve the right, in our sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for exchange of, or exchange for, Notes in order to comply, in whole or in part, with any applicable law. See Section 10, “Conditions of the Exchange Offers.” In all cases, delivery by the Depositary to Holders of Notes accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a DTC transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.
     If the Exchange Offers are terminated or withdrawn, or the Notes subject to either Exchange Offer are not accepted for exchange, no Exchange Consideration will be delivered to Holders of those Notes. If any tendered Notes are not exchanged pursuant to the Exchange Offers for any reason, including Notes tendered pursuant to the Exchange Offers at Exchange Consideration greater than the Exchange Consideration determined by us and Notes not exchanged because of proration, or because certificates are submitted evidencing more Notes than are tendered in that Exchange Offer, the Notes not exchanged will be returned at our expense, to the tendering Holder (or, in the case of Notes tendered by DTC transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Exchange Offer.
     Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the exchange of Notes by us pursuant to the Exchange Offer related to that series of Notes. Holders who tender their Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Financial Advisor, the Information Agent and the Depositary in connection with the Exchange Offers.
     Accrual of Interest. Holders who tender Notes and whose Notes are accepted for exchange pursuant to the Exchange Offers, will receive a cash payment for accrued but unpaid interest on such Notes up to, but not including, the settlement date for such Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of exchanged Notes or otherwise.
9. Source and Amount of Exchange Consideration.
     The maximum amount of the cash portion of the Exchange Consideration we will use to exchange the Notes pursuant to both Exchange Offers is approximately $50 million (assuming we exchange $95,000,000 principal amount of Notes). The cash portion of the Exchange Consideration will be paid for with a combination of (i) cash on hand, (ii) proceeds from the pending sale of assets of our Network Tools Division pursuant to an agreement that we entered into on July 8, 2009 and (iii) borrowings under the SVB Agreements to be modified as described herein.
     The portion of the Exchange Consideration consisting of shares of Common Stock will be shares newly issued for that purpose.

10. Conditions of the Exchange Offers.
     Notwithstanding any other provisions of the Exchange Offers and in addition to (and not in limitation of) our rights to extend and/or amend either Exchange Offer, we shall not be required to accept for exchange, or exchange for Notes validly tendered pursuant to either Exchange Offer and may amend or extend either Exchange Offer or delay or refrain from accepting for exchange, or exchanging for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate either Exchange Offer if:
•	the documentation formalizing the modifications which Silicon Valley Bank has committed to make to the SVB Agreements, as described herein, has not been executed and delivered prior to the Expiration Date;
•	in our reasonable judgment, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with either Exchange Offer or with acceptance for exchange or exchange for the Notes in either Exchange Offer:
•	there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:
•	challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the consummation of either Exchange Offer, the exchange of some or all of the Notes pursuant to either Exchange Offer or otherwise relates in any manner to either Exchange Offer; or

•	in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to exchange some or all of the Notes pursuant to either Exchange Offer;
•	there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to either Exchange Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could:
•	make the acceptance for exchange of, or exchange for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of either Exchange Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange or exchange for some or all of the Notes to be exchanged pursuant to either Exchange Offer; or

•	materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;
•	there has occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market for more than 24 hours;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national calamity directly involving the United States on or after July 9, 2009, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities directly involving the United States which had commenced prior to August 6, 2009;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in our Common Stock; or

•	in the case of any of the foregoing existing at the time of the commencement of either Exchange Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 6, 2009);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 6, 2009 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Exchange Offers made hereby), beneficial ownership of an additional 1% or more of our outstanding Common Stock;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of either Exchange Offer to us; or

•	any approval, permit, authorization, favorable review or consent of any governmental entity or regulatory or administrative agency or authority, domestic, foreign or supranational, required to be obtained in connection with either Exchange Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.
The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied prior to the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure and any such failure may be waived by us in whole or in part at any time and from time to time prior to the Expiration Date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. To the extent that we waive a condition with respect to one tender of Notes, we will waive that condition for all tenders.
     For conditions that are based upon the occurrence of an event, we will determine whether the event has in fact occurred. For conditions that require a legal conclusion or analysis, we may seek and rely upon the advice of our legal counsel to determine whether that condition has been satisfied. For conditions that are subject to our sole discretion or judgment, our management or board of directors (or a committee thereof) will make a good faith determination as to whether the condition is satisfied based upon an assessment of the facts, circumstances and other information known by us at the time the decision is to be made, and we may, but are not obligated to, seek the advice, approval or consent of any other person. At present, we have not made a decision as to what circumstances would lead us to waive any condition and any such waiver would depend on all of the facts and circumstances prevailing at the time of the waiver. Any determination by us concerning the events described above may only be challenged in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.

11. Certain U.S. Federal Income Tax Considerations.
     The following is a description of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the exchange of Notes pursuant to the Exchange Offers and the ownership and disposition of our Common Stock received in the exchange. This description is based on the Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This description is not a complete description of all the tax consequences of an exchange pursuant to the Exchange Offers or the ownership and disposition of the Common Stock received in the exchange and, in particular, may not address U.S. federal income tax considerations applicable to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders that mark-to-market, persons who hold their Notes or Common Stock as part of a hedge, straddle, integrated or conversion transaction, insurance companies, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, partnerships, grantor trusts or other pass-through entities (and persons holding Notes or Common Stock through a partnership, grantor trust or other pass-through entity), certain United States expatriates or former long term residents of the United States, and tax-exempt entities). This discussion assumes that persons hold the Notes and any Common Stock received in the exchange as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This description also does not address tax consequences to U.S. Holders with a “functional currency” that is not the U.S. dollar. In addition, this description does not discuss any aspect of state, local, foreign or other tax laws that may be applicable to any person, or any U.S. federal tax considerations other than U.S. federal income tax considerations.
     If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes or Common Stock, the tax treatment of such partnership, or a partner in the partnership, generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Notes or Common Stock, and persons that are partners in partnerships holding Notes or Common Stock, should consult their own tax advisors regarding the tax consequences of the Exchange Offers and the ownership and disposition of our Common Stock received in the exchange.
     As used herein, a “U.S. Holder” is a beneficial owner of a Note or Common Stock received in the exchange that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, a state therein or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all the trust’s substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a Note or Common Stock received in the exchange (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
     Characterization of the Notes.
     We have treated and will continue to treat the Notes as debt instruments that are not “contingent payment debt instruments” for U.S. federal income tax purposes. The description below assumes that, for U.S. federal income tax purposes, the Notes will be characterized as indebtedness, and will not be subject to the rules applicable to contingent payment debt instruments (which, if applicable, would affect the timing, amount, source and character of income with respect to the Notes).
     Treatment of U.S. Holders.
     Exchange of the Notes for Common Stock and Cash. The treatment of a U.S. Holder of the receipt of cash and Common Stock in exchange for the Notes will depend on whether the Notes are treated as “securities” for U.S. federal income tax purposes, in which case the exchange generally would qualify for “recapitalization” treatment under the Code. This determination is made separately for each of the Sub Notes and the Senior Sub Notes.
     The term “security” is not defined in the Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk or is effectively holding a cash equivalent. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations with a maturity at issuance of ten (10) years or more constitute securities, whereas debt obligations with a maturity at issuance of less than five (5) years may not constitute securities.
     The Sub Notes have an original maturity of seven (7) years from the date of issuance. While not free from doubt, the Sub Notes generally should be treated as securities and the exchange of the Sub Notes for cash and Common Stock generally should be treated as part of a recapitalization for U.S. federal income tax purposes. The treatment of the Senior Sub Notes, which have an original maturity of four (4) years from the date of issuance, is unclear. These Notes might not be securities for U.S. federal income tax purposes, in which case the exchange of the Senior Sub Notes for cash and Common Stock would be a taxable transaction for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisor regarding the characterization of their Notes as securities for U.S. federal income tax purposes and the consequences of such treatment.
     Recapitalization Treatment. The material U.S. federal income tax consequences of an exchange of Notes for cash and Common Stock that is properly classified as a recapitalization are as follows:
•	Gain (but not loss) would be recognized on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the sum of the cash (other than any cash received in lieu of a fractional share and the portion of cash received that is properly allocable to accrued and unpaid interest) plus the fair market value of the Common Stock (treating fractional shares as issued for this purpose) received in the exchange exceeds the U.S. Holder’s adjusted tax basis in the Notes exchanged) and (ii) the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding any cash paid in lieu of a fractional share).

•	The holding period of the Common Stock would include the holding period of the Notes exchanged for such Common Stock.

•	The adjusted tax basis of the Common Stock (including a fractional share deemed received and sold as described below) should be equal to the adjusted tax basis of the Notes received in exchange for such Common Stock increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the amount of cash received (other than the portion of such cash that is properly allocable to accrued and unpaid interest and excluding cash paid in lieu of a fractional share).

•	If a U.S. Holder receives cash instead of a fractional share of Common Stock, the U.S. Holder should be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash.
     Taxable Transaction. If a Note does not constitute a security for U.S. federal income tax purposes, the exchange of that Note pursuant to the applicable Exchange Offer will be a fully taxable exchange and the exchanging U.S. Holder would recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash (other than cash received in respect of accrued but unpaid interest) and the fair market value of any Common Stock received in exchange for such Note and (b) the U.S. Holder’s adjusted tax basis in such Note. See “Character of Gain or Loss,” below. In addition, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See “Interest,” below. A U.S. Holder’s tax basis in the Common Stock received will equal the fair market value of such Common Stock on the date of the exchange. The U.S. Holder’s holding period in the Common Stock received will begin on the day following the exchange date. The receipt, in part, of Common Stock pursuant to the Exchange Offers should not qualify for “open transaction” treatment because the exchange of a Note pursuant to the applicable Exchange Offer is different than conversion of a Note pursuant to the terms of the conversion provisions of such Note.
     Character of Gain or Loss. Subject to the discussion below in “Interest” and “Market Discount,” any gain or loss recognized on an exchange of a Note for cash and Common Stock should generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of the exchange. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.
     Market Discount. A U.S. Holder who acquired a Note with market discount generally will be required to treat all or a portion of the gain, if any, on a tender of the Note as ordinary income to the extent of the market discount accrued while the Note was held by such U.S. Holder, less any accrued market discount income previously reported as ordinary income. Subject to a de minimis exception, a Note generally has market discount if it was purchased after its original issuance for an amount less than its stated principal amount (or, in the case of a debt instrument with original issue discount (“OID”), its adjusted issue price). Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.
     In the case of an exchange of Notes that qualifies as a recapitalization, the Code indicates that any accrued market discount in respect of the Notes in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefor (i.e., to the Common Stock received in the exchange), such that any gain recognized by a U.S. Holder upon a subsequent disposition of such Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.
     Interest. The amount of any cash received by a U.S. Holder in respect of interest on the Notes, including any amounts attributable to accrued but unpaid interest that have not been reflected in the U.S. Holder’s adjusted tax basis in the Notes, generally will be taxable as ordinary income (unless offset by any amortized bond premium), regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the applicable Exchange Offer(s). Bond premium is the excess of the price at which a U.S. Holder purchases a Note over the principal amount of the Note, which the U.S. Holder may elect to amortize against interest payable on the Note based on a constant yield to maturity, except to the extent that the bond premium is attributable to the conversion feature of the Note.
     Conversely, subject to the next sentence in the case of a recapitalization, a U.S. Holder generally would recognize a loss to the extent any accrued interest or OID that was previously included in its gross income is not paid in full. However, the Internal Revenue Service (“IRS”) has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any accrued but unpaid OID since such OID is treated as part of the principal amount of the security for U.S. federal income tax purposes. It is also unclear whether a U.S. Holder of a Note would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included interest or OID that is not paid in full. U.S. Holders are urged to consult their own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest and OID for U.S. federal income tax purposes.
     Dividends on Common Stock. Distributions on our Common Stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute dividends and will be includible in income by U.S. Holders when received. Under current law, such dividends paid to individual U.S. Holders who satisfy specified holding periods should generally qualify for a reduced rate of taxation. Certain corporate U.S. Holders may be entitled to a dividends received deduction. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital up to such U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the U.S. Holder held such Common Stock for more than one year immediately prior to such distribution.
     Sale, Exchange or other Disposition of Common Stock. Upon the sale, exchange or other disposition of Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange or other disposition and (ii) the U.S. Holder’s adjusted tax basis in such Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of the sale, exchange or other disposition. As discussed above, a U.S. Holder generally will be required to treat gain realized on the disposition of Common Stock

(including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such stock.
     Information Reporting and Backup Withholding. Information reporting requirements generally will apply to Notes tendered in the Exchange Offers and distributions on, and proceeds from the sale, exchange or other disposition of, our Common Stock. U.S. federal income tax law requires that each tendering U.S. Holder provide the Depositary with such holder’s correct taxpayer identification number (“TIN”), which in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. If the Depositary is not provided with the correct TIN or an adequate basis for exemption, each non-exempt tendering holder may be subject to a backup withholding tax imposed on such U.S. Holder’s gross proceeds (including the portion attributable to accrued but unpaid interest and any OID) from the Exchange Offers and distributions on, and proceeds from the sale, exchange or other disposition of, our Common Stock. To prevent backup withholding, each tendering U.S. Holder should complete the Substitute Form W-9 attached to the Letter of Transmittal, and provide such holder’s correct TIN and certain other information under penalties of perjury or an adequate basis for exemption. Backup withholding tax is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld under the backup withholding rules. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained by a U.S. Holder by timely filing the appropriate claim for refund with the IRS.
     Treatment of Non-U.S. Holders.
     Exchange of the Notes for Common Stock and Cash. Any gain realized upon the exchange of a Note for Common Stock and cash generally will not be subject to U.S. federal income tax, unless:
•	in the case of gain recognized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met;

•	the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder); or

•	we are or have been a U.S. real property holding corporation during the applicable statutory period and certain other conditions are met.
     In addition, corporate holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on any gain with respect to the Notes that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty with the United States applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty. We believe that we are not, and have not been, a U.S. real property holding corporation.
     Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued but unpaid interest or any OID, such payments of interest or OID on the Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if an income tax treaty applies, are not attributable to a U.S. permanent establishment of the Non-U.S. Holder) generally will not be subject to U.S. federal income tax or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership or a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (3) our paying agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a United States person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax as described in the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate on payments of interest, unless such Non-U.S. Holder properly claims a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8BEN or such Non-U.S. Holder properly claims that the interest is effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). If amounts attributable to accrued but unpaid interest or OID are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise; however, the 30% withholding tax described above will not apply if the U.S. Holder provides an appropriate certification on IRS Form W-8ECI or a suitable substitute form. A Non-U.S. Holder that is a foreign corporation may be subject to an additional 30% branch profits tax on its effectively connected interest, unless such holder qualifies for a lower rate under an applicable income tax treaty.
     Dividends on Common Stock. Any dividends paid to a Non-U.S. Holder with respect to the shares of Common Stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or successor form) certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to an additional 30% branch profits tax on its effectively connected income, unless such holder qualifies for a lower rate under an applicable income tax treaty.
     Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Note pursuant to the applicable Exchange Offer (including the portion attributable to accrued but unpaid interest and any OID) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder timely provides a properly completed applicable IRS Form W-8.
     The payments of dividends on the Common Stock will generally be subject to information reporting, regardless of whether withholding was required and any tax was withheld with respect to the dividend. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on Common Stock, provided that the payor does not have reason to know that the holder is a U.S. person and the holder has certified its status as a non-U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally will not be subject to backup withholding with respect to proceeds from the disposition of the Common Stock to or through the U.S. office of a broker, provided that the holder certifies its non-U.S. status and the broker does not have reason to know that the holder is a U.S. person, or the holder otherwise establishes an exemption.
     Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding tax can be offset by the amount of tax withheld under the backup withholding rules, and, if backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained by the Non-U.S. Holder by timely filing the appropriate claim for refund with the Internal Revenue Service.
     Tax Treatment of Non-Tendering Holders.
     A Holder who does not tender Notes pursuant to the Exchange Offers will not recognize gain or loss for U.S. federal income tax purposes as a result of the Exchange Offers.
     The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax considerations or any other considerations of the exchange of notes pursuant to the Exchange Offers. Thus, Holders are urged to consult their own tax advisors as to the specific tax consequences of the Exchange Offers to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.
12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.
     The following is a list of our directors and executive officers:

Name	Position
Jerry S. Rawls	Chairman of the Board

Christopher Crespi	Director

Roger C. Ferguson	Director

David C. Fries	Director

Eitan Gertel	Chief Executive Officer, Director

Morgan Jones	Director

Larry D. Mitchell	Director

Robert N. Stephens	Director

Dominique Trempont	Director

David Buse	Senior Vice President and General Manager, Network Tools Division

Mark Colyar	Senior Vice President, Operations and Engineering

Todd Swanson	Senior Vice President, Sales and Marketing

Stephen K. Workman	Senior Vice President, Finance, Chief Financial Officer & Secretary

Joseph A. Young	Senior Vice President, Operations and Engineering

Christopher E. Brown	Vice President, General Counsel and Secretary
     The business address for each of our directors and executive officers is at 1389 Moffett Park Drive, Sunnyvale, California 94089, and the business phone number for each is (408) 548-1000.
     To our knowledge:
•	neither we, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Notes;

•	we will not exchange any Notes with any such persons; and

•	during the 60 days preceding the date of this Offer to Exchange, none of such officers, directors or affiliates have engaged in any transactions in the Notes.
     In connection with his or her services to us and our affiliates, each of our directors and executive officers has received in the ordinary course grants of stock options, and/or restricted stock units or is a party to other arrangements involving our shares of Common Stock. Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Exchange Offers or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
13. Market and Trading Information.
     The Notes are eligible for trading in the PORTAL Market, however trading in the Notes has been limited. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes.
     Shares of our Common Stock into which the Notes are convertible are listed on The Nasdaq Global Select Market. The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices of our shares of Common Stock as reported on The Nasdaq Global Select Market. We did not declare or pay cash dividends with respect to our shares of Common Stock during any of the periods indicated below and do not expect to pay cash dividends on our shares of Common Stock in the foreseeable future.

	High	Low
Fiscal 2008 Quarter Ended:
July 29, 2007	$4.10	$3.39
October 28, 2007	$4.05	$2.24
January 27, 2008	$2.45	$1.35
April 30, 2008	$1.93	$1.13

Fiscal 2009 Quarter Ended
August 3, 2008	$1.88	$1.19
November 2, 2008	$1.64	$0.56
February 1, 2009	$0.71	$0.29
April 30, 2009	$0.72	$0.21

Fiscal 2010 Quarter Ended:
July 31, 2009 (through July 8, 2009)	$0.86	$0.46
     On July 8, 2009, the last reported sale price of our shares of Common Stock on The Nasdaq Global Select Market was $0.46 per share. As of July 8, 2009, there were approximately 431 shareholders of record of our shares of Common Stock.
14. Plan of Distribution.
     In connection with the Exchange Offers, we are relying on Section 3(a)(9) of the Securities Act to exempt the portion of the Exchange Consideration consisting of shares of our Common Stock from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” In connection with the Exchange Offers, the portion of the Exchange Consideration consisting of shares of our Common Stock is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the Exchange Offers. In addition, none of the Financial Advisor or our other financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offers.
     The issuance of shares of Common Stock upon exchange of the Notes is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, whether any shares of Common Stock received by a tendering holder of Notes in connection with the Exchange Offers are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and therefore, certain tendering Holders of Notes may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the applicable Exchange Offer(s) should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the applicable Exchange Offer(s), you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18, “Certain Securities Laws Considerations.”
     We have agreed to pay all expenses incident to the Exchange Offers. We will not, however, pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes pursuant to either Exchange Offer.
15. The Financial Advisor, Information Agent and Depositary.
     Financial Advisor. Piper Jaffray & Co. is acting as our Financial Advisor in connection with the Exchange Offers. We have agreed to pay the Financial Advisor a fee for its services as a Financial Advisor in connection with the Exchange Offers. In addition, we will reimburse the Financial Advisor for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. We have agreed to indemnify the Financial Advisor against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Exchange Offers or its engagement as Financial Advisor. The Financial Advisor has not been retained to solicit and is not soliciting acceptances of either Exchange Offer, nor is it making any recommendations with respect thereto.
     Piper Jaffray & Co. and its affiliates have in the past provided us with and may in the future provide to us certain financial advisory, investment banking and other services in the ordinary course of their business for which they received, or will be entitled to receive, fees.
     From time to time, the Financial Advisor and its affiliates may trade our securities for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Notes or shares of our Common Stock at any time.
     The Depositary and the Information Agent. We have retained American Stock Transfer & Trust Company to act as the Depositary, and MacKenzie Partners, Inc. to act as the Information Agent, in connection with the Exchange Offers. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Exchange Offers should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Exchange.
     We will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Exchange Offers, plus reimbursement for out-of-pocket expenses. We will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.
     Requests for additional copies of this Offer to Exchange and the Letter of Transmittal should be directed to the Information Agent at its address or telephone number on the back cover of this Offer to Exchange.
16. Solicitation.
     Directors, officers and employees of either us or our affiliates, or the Information Agent may contact Holders by hand, mail, telephone or facsimile regarding the Exchange Offers and may request brokers, dealers and other nominees to forward this Offer to Exchange and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.
17. Certain Legal Matters; Regulatory Approvals.
     We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our exchange of Notes as contemplated in the Exchange Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our exchange of Notes as contemplated by the Exchange Offers. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the exchange of Notes tendered pursuant to the

Exchange Offers pending the outcome of any such matter, subject to our right to decline to exchange Notes if any of the conditions in Section 10, “Conditions of the Exchange Offers” have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for exchange of or exchange for Notes tendered pursuant to the Exchange Offers pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for exchange or exchange for any Notes tendered. See Section 10, “Conditions of the Exchange Offers.”
18. Certain Securities Laws Considerations.
     The issuance of shares of Common Stock upon exchange of the Notes is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, whether any shares of Common Stock received by a tendering holder of Notes in connection with the Exchange Offers are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. We have not issued all of the Notes in offerings that were registered pursuant to the Securities Act and therefore, certain tendering Holders of Notes may receive shares of Common Stock that are restricted securities. However, the shares of Common Stock that you receive in the applicable Exchange Offer(s) should generally be freely tradable in accordance with Rule 144 under the Securities Act, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If you hold restricted Notes and would like to receive unrestricted shares of Common Stock in the applicable Exchange Offer, you should contact your custodian and request them to transfer your restricted Notes to the unrestricted CUSIP prior to tendering such Notes. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.
19. Fees and Expenses.
     Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Financial Advisor, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the exchange of Notes by us pursuant to the Exchange Offers. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay certain fees and expenses of the Financial Advisor, the Information Agent and the Depositary in connection with the Exchange Offers.
     We will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. We will not, however, pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes pursuant to the Exchange Offers.
20. Miscellaneous.
     We are making the Exchange Offers to all Holders. We are not aware of any jurisdiction in which the making of the Exchange Offers or the tender of Notes pursuant to the Exchange Offers would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the Exchange Offers or the tender of Notes pursuant to the Exchange Offers would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such a good faith effort, we cannot comply with any such law, the Exchange Offers will not be made to, nor will tenders be accepted from or on behalf of, the Holders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offers to be made by a licensed broker or dealer, the Exchange Offers will be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
     Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Exchange Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Exchange.
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE EXCHANGE OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY.
FINISAR CORPORATION
July 9, 2009

     The Letter of Transmittal and certificates representing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary. Holders submitting certificates representing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Notes will not be accepted.
The Depositary for the Exchange Offers is:

American Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038
For assistance call (877) 248-6417 or (718) 921-8317
     Any questions or requests for assistance may be directed to the Information Agent or the Financial Advisor at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers.
The Information Agent for the Exchange Offers is:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Please call toll-free 800-322-2885
or (212) 929-5500 (collect)
The Financial Advisor for the Exchange Offers is:
Piper Jaffray & Co.
345 California Street, Suite 2400
San Francisco, California 94104
Attn: Daniel Grosslight
(877) 371-5212 (toll free) or (415) 984-5116 (collect)